Exhibit 10.1
UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF SOUTH CAROLINA
CHARLESTON DIVISION

)
IN RE: AQUEOUS FILM-FORMING	)	MDL No. 2:18-mn-2873
FOAMS PRODUCTS LIABILITY	)
LITIGATION	)	This Document relates to:
	) )	City of Camden, et al. v. Tyco Fire Products LP, No. 2:24-cv-XXXX-RMG

SETTLEMENT AGREEMENT FOR WATER SYSTEMS

This Settlement Agreement (including its Exhibits) is entered into, subject to Final Approval of the Court, as of April 12, 2024 (the “Settlement Date”), by and among the Class Representatives and Tyco Fire Products LP (“Tyco”), as those parties are further defined below.
1.RECITALS
1.1.WHEREAS, Congress enacted the Safe Drinking Water Act (“SDWA”), 42 U.S.C. §§ 300f to 300j-27, to help ensure that the public is provided with safe Drinking Water, and the SDWA or other federal or state regulations may require Public Water Systems to monitor and treat their water supplies;
1.2.WHEREAS, this Settlement Agreement is intended to address Public Water Systems’ Claims regarding alleged PFAS-related harm to Drinking Water and associated financial burdens, including Public Water Systems’ potential costs of monitoring, treating, or remediating PFAS in Drinking Water;
1.3.WHEREAS, Class Members are Public Water Systems that have asserted or could assert potential Claims against Tyco related to PFAS in water supplies;
1.4.WHEREAS, Interim Class Counsel and Tyco’s Counsel have engaged in extensive, arms-length negotiations, and have—subject to the Final Approval of the Court as provided for herein—reached an agreement to settle and release Class Members’ PFAS-related Claims against Tyco in exchange for payment and subject to the terms and conditions set forth below;
1.5.WHEREAS, Class Representatives and Interim Class Counsel have concluded, after a thorough investigation and after carefully considering the relevant circumstances, including the Claims asserted, the legal and factual defenses to those Claims, and the applicable law, and the burdens, risks, uncertainties, and expense of litigation, as well as the fair, cost-effective, and assured method of resolving the Claims, that it would be in the best interests of Class Members to enter into this Settlement Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for Class Members, and further, that Class Representatives and Interim Class Counsel consider the Settlement set forth herein to be fair, reasonable, and adequate and in the best interests of Class Members; and
1.6.WHEREAS, Tyco, while continuing to deny any violation, wrongdoing, or liability with respect to any and all Claims asserted or that could be asserted in the Litigation, either on its part or on the part of any of the Released Parties, and while continuing to specifically deny and dispute the scientific, medical, factual, and other bases asserted in support of those Claims, has nevertheless concluded that it will enter into this Settlement Agreement in order to, among other things, avoid the expense, inconvenience, and distraction of further litigation.
2.DEFINITIONS
As used in this Settlement Agreement and its Exhibits, the following terms have the defined meanings set forth below. Unless the context requires otherwise, (a) words expressed in the plural form include the singular, and vice versa; (b) words expressed in the masculine form include the feminine and gender neutral, and vice versa; (c) the word “will” has the same meaning as the word “shall”; (d) the word “or” is not exclusive; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”; (f) references to any law include all rules, regulations, and sub-regulatory guidance promulgated thereunder; (g) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation”; and (h) references to dollars or “$” are to United States dollars.
2.1.“Active Public Water System” means a Public Water System whose activity status field in SDWIS states that the system is “Active.”
2.2.“AFFF” means aqueous film-forming foam containing PFAS.
2.3.“Agreement” means this Settlement Agreement.
2.4.“Allocated Amount” means the portion of the total Settlement Funds payable to each Qualifying Class Member.
2.5.“Allocation Procedures” means the process, specified in Exhibit A, for fairly dividing the Settlement Funds to determine the amount payable to each Qualifying Class Member from the Qualified Settlement Fund.
2.6.“Business Day” means a day other than a Saturday, Sunday, or legal holiday in the United States of America as defined by Federal Rule of Civil Procedure 6(a)(6).
2.7.“Claim” means any past, present or future claim—including counterclaims, cross-claims, actions, rights, remedies, causes of action, liabilities, suits, proceedings, demands, damages, injuries, losses, payments, judgments, verdicts, debts, dues, sums of money, liens, costs and expenses (including attorneys’ fees and costs), accounts, reckonings, bills, covenants, contracts, controversies, agreements, obligations, promises, requests, assessments, charges, disputes, performances, warranties, omissions, grievances, or monetary impositions of any sort, in each case in any forum and on any theory, whether legal, equitable, regulatory, administrative or statutory, arising under federal, state, or local constitutional or common law, statute, regulation, guidance, ordinance, contract, or principles of equity; filed or unfiled; asserted or unasserted; fixed, contingent, or non-contingent; known or unknown; discovered or undiscovered; suspected or unsuspected; foreseen, foreseeable, unforeseen, or unforeseeable; matured or unmatured; accrued or unaccrued; ripened or unripened; perfected or unperfected; choate or inchoate; developed or undeveloped; liquidated or unliquidated; now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision or in any other manner, including any of the foregoing for direct damages, indirect damages, compensatory damages, consequential damages, incidental damages, nominal damages, economic loss, punitive or exemplary damages, statutory and other multiple damages or penalties of any kind, or any other form of damages whatsoever, any request for declaratory, injunctive, or equitable relief, strict liability, joint and several liability, restitution, abatement, subrogation, contribution, indemnity, apportionment, disgorgement, reimbursement, attorneys’ fees, expert fees, consultant fees, fines, penalties, expenses, costs or any other legal, equitable, civil, administrative, or regulatory remedy whatsoever, whether direct, representative, derivative, class or individual in nature. It is the intention of this Agreement that the definition of “Claim” be as broad, expansive, and inclusive as possible.
2.8.“Claim-Over” has the meaning set forth in Paragraph 12.7 of this Settlement Agreement.
2.9.“Claims Administrator” means the independent neutral third-party Person(s) selected and Court-appointed pursuant to Paragraph 8.4 of this Settlement Agreement who is responsible for reviewing, analyzing, and approving Claims Forms, and allocating and distributing the Settlement Funds fairly and equitably among all Qualifying Class Members pursuant to the Allocation Procedures described in Exhibit A.
2.10.“Claims Form” means the paper or online document, in a form substantially similar to the one attached as Exhibit B, that Class Members are required to use to receive a payment under this Settlement Agreement as described in Paragraph 11.3 of this Settlement Agreement and in the Allocation Procedures described in Exhibit A. The term “Claims Form” may refer to any of four (4) separate forms: the Action Fund Claims Form; the Supplemental Claims Form; the Special Needs Fund Claims Form; or the Interrelated Drinking Water System Claims Form addendum.
2.11.“Claims Period” means the time during which a Class Member may submit a Claim Form.
2.12.“Class Counsel” means, subject to appointment by the Court, Michael A. London and the law firm of Douglas & London, P.C., 59 Maiden Lane, 6th Floor, New York, New York 10038; Scott Summy and the law firm of Baron & Budd, P.C., 3102 Oak Lawn Avenue,

Suite 1100, Dallas, Texas 75219; Paul J. Napoli and the law firm of Napoli Shkolnik, 1302 Avenida Ponce De Leon, San Juan, Puerto Rico 00907; and Joseph F. Rice and the law firm of Motley Rice LLC, 28 Bridgeside Boulevard, Mt. Pleasant, South Carolina 29464.
2.13.“Class Member” means an Eligible Claimant that does not opt out of the Settlement Class. It is the intention of this Agreement that the definition of “Class Member” be as broad, expansive, and inclusive as possible.
2.14.“Class Representative” means, collectively, California Water Service Company (California); City of Benwood (West Virginia); City of Brockton (Massachusetts); City of Camden Water Services (New Jersey); City of Delray Beach (Florida); City of Freeport (Illinois); City of Sioux Falls (South Dakota); Coraopolis Water & Sewer Authority (Pennsylvania); Dalton Farms Water System (New York); Martinsburg Municipal Authority (Pennsylvania); South Shore (Kentucky); Village of Bridgeport (Ohio); and Township of Verona (New Jersey), and/or other or different Persons as may be appointed by the Court as representatives of the Settlement Class.
2.15.“Common Benefit Holdback Assessment” means the holdback assessment under Case Management Order No. 3 entered by the MDL Court on April 26, 2019. Such Order requires a holdback assessment of six percent (6%) of the amount of any settlement to be allotted for common benefit attorneys’ fees and three percent (3%) of the amount of any settlement to be allotted for reimbursement of permissible common benefit costs and expenses.
2.16.“Community Water System” means a Public Water System that serves at least fifteen (15) service connections used by year-round residents or regularly serves at least twenty-five (25) year-round residents, consistent with the use of that term in the Safe Drinking Water Act, 42 U.S.C. § 300f(15), and 40 C.F.R. Part 141. A “Community Water System” shall include the owner and/or operator of that system.
2.17.“Court” means the United States District Court for the District of South Carolina.
2.18.“Covenant Not to Sue” has the meaning set forth in Paragraph 12.4 of this Settlement Agreement.
2.19.“Dismissal” has the meaning set forth in Paragraph 12.6 of this Settlement Agreement.
2.20.“Drinking Water” means water provided for human consumption (including uses such as drinking, cooking, and bathing), consistent with the use of that term in the Safe Drinking Water Act, 42 U.S.C.§§ 300f to 300j-27. Solely for purposes of this Agreement, the term “Drinking Water” includes raw or untreated water that a Public Water System has drawn or collected from a Water Source so that the water may then (after any treatment) be provided for human consumption, but does not include raw or untreated water that is not drawn or collected from a Water Source. It is the intention of this Agreement that the definition of “Drinking Water” be as broad, expansive, and inclusive as possible.

2.21.“Effective Date” means the date that occurs five (5) Business Days after the date of Final Judgment.
2.22.“Eligible Claimant” means an Active Public Water System that qualifies as a member of the Settlement Class. It is the intention of this Agreement that the definition of “Eligible Claimant” be as broad, expansive, and inclusive as possible.
2.23.“Escrow Agent” has the meaning set forth in Paragraph 7.1.2 of this Settlement Agreement.
2.24.“Escrow Agreement” means the agreement by and among Class Counsel, Tyco, the Escrow Agent, and the Special Master attached as Exhibit C to this Settlement Agreement.
2.25.“Exhibits” means Exhibits A through Q, attached to and incorporated by reference in this Settlement Agreement.
2.26.“Final Approval” means the Court’s entry of the Order Granting Final Approval.
2.27.“Final Fairness Hearing” means the Court hearing in which any Class Member that wishes to object to the fairness, reasonableness, or adequacy of the Settlement will have an opportunity to be heard, provided that the Class Member complies with the requirements for objecting to the Settlement as set out in Paragraphs 9.4 through 9.5.3 of this Settlement Agreement. The date of the Final Fairness Hearing shall be set by the Court and communicated to all Eligible Claimants in a Court-approved Notice under Federal Rule of Civil Procedure 23(c)(2).
2.28.“Final Judgment” means that the judgment with respect to Released Parties in this action has become final, which shall be the earliest date on which all the following events shall have occurred: (1) the Settlement is approved in all respects by the Court as required by Federal Rule of Civil Procedure 23(e); (2) the Court enters a judgment that terminates this action with respect to Released Parties and satisfies the requirements of Federal Rule of Civil Procedure 58; and (3) the time for appeal of the Court’s approval of this Settlement and entry of the final order and judgment with respect to Tyco under Federal Rule of Appellate Procedure 4 has expired or, if appealed, approval of this Settlement has been affirmed by the court of last resort to which such appeal (or petition for a writ of certiorari) has been taken and such affirmance has become no longer subject to further review by the court of appeals (Federal Rule of Appellate Procedure 40) or by the Supreme Court (U.S. Supreme Court Rule 13), or the appeal or petition is voluntarily dismissed (Federal Rule of Appellate Procedure 42 or U.S. Supreme Court Rule 46).
2.29.“Impacted Water Source” means a Water Source that has a Qualifying Test Result showing a Measurable Concentration of PFAS.
2.30.“Interim Class Counsel” means Michael A. London and the law firm of Douglas & London, P.C., 59 Maiden Lane, 6th Floor, New York, NY 10038; Scott Summy and the

law firm of Baron & Budd, P.C., 3102 Oak Lawn Avenue, Suite 1100, Dallas, Texas, 75219; Paul J. Napoli and the law firm of Napoli Shkolnik, 1302 Avenida Ponce de Leon, San Juan, Puerto Rico 00907; and Joseph F. Rice and the law firm of Motley Rice LLC, 28 Bridgeside Boulevard, Mt. Pleasant, South Carolina 29464.
2.31.“Litigation” means collectively all MDL Cases in which any Public Water System asserts against any Released Party any Claim related to alleged actual or potential PFAS contamination, as well as any currently pending litigation in the United States of America in which any Public Water System asserts against any Released Party any Claim related to alleged actual or potential PFAS contamination.
2.32. “MDL Cases” means collectively all cases filed in, transferred to, or associated with In Re: Aqueous Film-Forming Foams Products Liability Litigation, MDL No. 2:18-mn-2873 (D.S.C.).
2.33.“Measurable Concentration” means the lower of a concentration equal to or greater than the limit of detection of the analytical method used (regardless of whether that limit is higher than, lower than, or equal to any limit established for any purpose by federal or state law) or one part per trillion (one nanogram per liter).
2.34.“Non-Class Potable Water” means water in any active privately owned well providing potable water for human consumption that is not owned or operated by a Releasing Party or water in any active facility or equipment providing potable water for human consumption that is not owned or operated by a Releasing Party, so long as the fate and transport of PFAS released into groundwater poses a threat to such water.
2.35.“Non-Transient Non-Community Water System” means a Public Water System that is not a Community Water System and that regularly serves at least twenty-five (25) of the same persons over six (6) months per year, consistent with the use of that term in 40 C.F.R. Part 141. A “Non-Transient Non-Community Water System” shall include the owner and/or operator of that system.
2.36.“Notice” means the Court-approved notice to Eligible Claimants that is substantially similar to the form attached as Exhibit D.
2.37.“Notice Administrator” means the independent neutral third-party Person(s) selected and Court-appointed pursuant to Paragraph 8.1 of this Settlement Agreement who is responsible for administering the Notice Plan.
2.38.“Notice Plan” means the plan for distribution of the Notice, including direct mail and publication, as appropriate, which is set forth in Exhibit E to this Settlement Agreement and is subject to Court approval as set forth in Paragraphs 8.2 and 9.2 of this Settlement Agreement.
2.39.“Objection” has the meaning set forth in Paragraph 9.4 of this Settlement Agreement.

2.40.“Opt Out” or “Request for Exclusion” has the meaning set forth in Paragraph 9.6 of this Settlement Agreement.
2.41.“Opt Out Administrator” has the meaning set forth in Paragraph 8.5 of this Settlement Agreement.
2.42.“Order Granting Final Approval” means the order entered by the Court approving the terms and conditions of this Settlement Agreement, including the manner and timing of providing Notice and certifying a Settlement Class.
2.43.“Order Granting Preliminary Approval” means the order entered by the Court conditionally approving the terms and conditions of this Settlement Agreement, including the conditional certification of the proposed Settlement Class, the manner and timing of providing Notice, the period for filing Objections or Requests for Exclusion, and the date of the Final Fairness Hearing. Class Representatives will submit to the Court a proposed Order Granting Preliminary Approval in the form attached as Exhibit G.
2.44.“Parties” means Tyco, Class Representatives, and Class Members. To the extent that Tyco, Class Representatives, and Class Members discharge any of their obligations under this Settlement Agreement through agents, the actions of those agents shall be considered the actions of the Parties.
2.45.“Party” means any of the Parties.
2.46.“Person” means a natural person, corporation, company, association, limited liability company, partnership, limited partnership, joint venture, affiliate, any other type of private entity, a county, municipality, any other public or quasi-public entity, or their respective spouse, heir, predecessor, successor, executor, administrator, manager, operator, representative, or assign.
2.47.“PFAS” means, solely for purposes of this Agreement, any per- or poly-fluoroalkyl substance that contains at least one fully fluorinated methyl or methylene carbon atom (without any hydrogen, chlorine, bromine, or iodine atom attached to it). It is the intention of this Agreement that the definition of “PFAS” be as broad, expansive, and inclusive as possible.
2.48.“Preliminary Approval” means the Court’s entry of the Order Granting Preliminary Approval.
2.49.“Public Water System” means a system for the provision to the public of water for human consumption through pipes or other constructed conveyances, if such system has at least fifteen (15) service connections or regularly serves an average of at least twenty-five (25) individuals daily at least sixty (60) days out of the year, consistent with the use of that term in the Safe Drinking Water Act 42 U.S.C § 300f(4)(A) and 40 C.F.R. Part 141. The term “Public Water System” includes (i) any collection, treatment, storage, and distribution facilities under control of the operator of such system and used primarily in connection with such system, and (ii) any collection or pretreatment storage facilities not under such control which are used primarily in connection with such system. Solely for purposes of this Settlement Agreement, the term “Public Water System” refers to a Community Water System of any size or a Non-Transient Non-Community Water System that serves more than 3,300 people, according to SDWIS, the owner and/or operator of such Public Water Systems, or any Person (but not any financing or lending institution) that has legal authority or responsibility (by statute, regulation, other law, or contract) to fund or incur financial obligations for the design, engineering, installation, operation, or maintenance of any facility or equipment that treats, filters, remediates, or manages water that has entered or may enter Drinking Water or any Public Water System. It is the intention of this Agreement that the definition of “Public Water System” be as broad, expansive, and inclusive as possible.
2.50.“Qualified Settlement Fund” has the meaning set forth in Paragraph 6.1 of this Settlement Agreement and shall be established within the meaning of Treas. Reg. § 1.468B-1 for purposes of receiving the Settlement Funds as set forth in this Settlement Agreement.
2.51.“Qualifying Class Member” means a Class Member that has submitted a Claims Form satisfying the requirements of Paragraph 11.3 of this Settlement Agreement.
2.52.“Qualifying Test Result” means any result of a test conducted by or at the direction of a Class Member or of a federal, state, or local regulatory authority, or any test result reported or provided to the Class Member by a certified laboratory or other Person, that used any state or federal agency-approved or validated analytical method to analyze Drinking Water or water that is to be drawn or collected into a Class Member’s Public Water System.
2.53.“Release” or “Released Claims” has the meaning set forth in Paragraph 12.1 and Section 12 of this Settlement Agreement.
2.54.“Released Parties” or “Tyco” means Tyco Fire Products LP and its respective past, present, or future administrators, advisors, affiliated business entities, affiliates, agents, assigns, attorneys, constituent corporation or entity (including constituent of a constituent) absorbed by Tyco in a consolidation or merger, counsel, directors, divisions, employee benefit plans, employee benefit plan participants or beneficiaries, employees, executors, heirs, insurers, managers, members, officers, owners, parents, partners, partnerships, predecessors, principals, resulting corporation or entity, servants, shareholders, subrogees, subsidiaries, successors, trustees, trusts, and any other representatives, individually or in their corporate or personal capacity, and anyone acting on their behalf, including in a representative or derivative capacity, including without limitation Chemguard, Inc., WillFire HC, LLC (d/b/a Williams Fire and Hazard Control), Johnson Controls International plc, Johnson Controls, Inc., Johnson Controls Fire Protection, LP, Central Sprinkler LLC, Tyco International Management Company, LLC, Tyco Fire & Security US Holdings LLC, Tyco Fire and Security (US) Management, LLC, Johnson Controls US Holdings LLC, JIH S.à.r.l., Johnson Controls Luxembourg European Finance S.à.r.l., Tyco International Finance S.A., Tyco International Holding

S.à.r.l., Tyco Fire & Security S.à.r.l., Tyco Fire & Security Finance S.C.A., and Fire Products GP Holding, LLC. It is the intention of this Agreement that the definition of “Released Parties” or “Tyco” be as broad, expansive, and inclusive as possible.
2.54.1.    Solely for the purposes of this Settlement Agreement, Released Parties shall also include ChemDesign Products, Inc. (“ChemDesign”) and its respective past, present, or future administrators, advisors, affiliated business entities, affiliates, agents, assigns, attorneys, constituent corporation or entity (including constituent of a constituent) absorbed by ChemDesign in a consolidation or merger, counsel, directors, divisions, employee benefit plans, employee benefit plan participants or beneficiaries, employees, executors, heirs, insurers, managers, members, officers, owners, parents, partners, partnerships, predecessors, principals,  resulting corporation or entity, servants, shareholders, subrogees, subsidiaries, successors, trustees, trusts, and any other representatives, individually or in their corporate or personal capacity, and anyone acting on their behalf, including in a representative or derivative capacity, provided however, that the Release and the Released Claims apply to ChemDesign only to the extent a Claim against ChemDesign arises out of or relates in any way to ChemDesign’s work with or for Tyco.
2.55.“Releasing Parties” means (a) Class Representatives and Class Members; (b) other than a State or the federal government, each of their respective past, present, or future, direct or indirect, affiliated business entities, affiliates, agencies, assigns, boards, commissions, departments, districts, divisions, entities, institutions, instrumentalities, owners, parents, partners, predecessors, subdivisions, subsidiaries, and successors, in their official or corporate capacity; (c) other than a State or the federal government, any past, present, or future administrators, agents, attorneys, board members, counsel, directors, employees, executors, heirs, insurers, managers, members, officers (elected or appointed), predecessors, principals, servants, shareholders, subrogees, successors, trustees, water-system operators, and assignees or other representatives, of any of the foregoing in their official or corporate capacity; (d) any Person, other than a State or the federal government, acting in privity with or acting on behalf of or in concert with any of the foregoing, including in a representative or derivative capacity; (e) any Person, other than a State or the federal government, that is legally responsible for funding (by statute, regulation, other law, or contract) a Class Member or its Public Water System or that has authority to bring a claim on behalf of a Class Member or seek recovery for alleged harm to a Class Member, its Public Water System, or the Public Water System’s ability to provide safe or compliant Drinking Water; (f) any Person, other than a State or the federal government, acting on behalf of or in concert with a Class Member to prevent PFAS from entering a Class Member’s Public Water System or to seek recovery for alleged harm to a Class Member, its Public Water System or the Public Water System’s ability to provide safe or compliant Drinking Water; and (g) any Person, other than a State or the federal government, for which a Class Member has the authority to provide a binding release. It is the intention of this Agreement that the definition of “Releasing Parties” be as broad, expansive, and inclusive as possible.

2.56.“Releasing Party’s Public Water System” means the Public Water System that has an Impacted Water Source as of May 15, 2024 and does not Opt Out.
2.57.“Required Participation Threshold” has the meaning set forth in Section 10 of this Settlement Agreement.
2.58.“SDWIS” means the U.S. EPA Safe Drinking Water Information System Federal Reporting Services system, as of May 15, 2024.
2.59.“Settlement” means the settlement of the Released Claims against the Released Parties that is provided for by this Settlement Agreement.
2.60.“Settlement Agreement” means this document which describes the Settlement between and among the Class Representatives and Tyco, and any related Exhibits, including, without limitation, the Allocation Procedures, Claims Forms, Notice and the Parties’ Joint Interpretive Guidance documents.
2.61.“Settlement Amount” means seven hundred and fifty million dollars ($750,000,000.00).
2.62.“Settlement Class” has the meaning set forth in Paragraph 5.1 of this Settlement Agreement.
2.63.“Settlement Date” means the date on which the Class Representatives and Tyco execute this Settlement Agreement.
2.64.“Settlement Funds” means the amount of funds in the Qualified Settlement Fund paid by Tyco pursuant to this Settlement Agreement and any interest that accrues thereon.
2.65.“Special Master” means the independent neutral third-party Person selected and Court-appointed pursuant to Paragraph 8.7 of this Settlement Agreement who is responsible for overseeing the work of the Notice Administrator, the Opt Out Administrator and the Claims Administrator, providing guidance throughout the allocation and distribution process, and determining appeals and/or other disputes that may arise in the course of the Notice Administrator and Claims Administrator executing their duties.
2.66.“State” means any state of the United States, the District of Columbia, the Commonwealth of Puerto Rico, American Samoa, Guam, the U.S. Virgin Islands, and the Commonwealth of the Northern Mariana Islands.
2.67.“Summary Notice” means the Court-approved summary of the Notice to Eligible Claimants that is substantially similar to the form attached as Exhibit F.
2.68.“Taxes” has the meaning set forth in Paragraph 7.2.2 of this Settlement Agreement.
2.69.“Tax Expenses” has the meaning set forth in Paragraph 7.2.2 of this Settlement Agreement.

2.70.“Transient Non-Community Water System” means a Public Water System that is not a Community Water System and that does not regularly serve at least twenty-five (25) of the same persons over six (6) months per year, consistent with the use of that term in 40 C.F.R. Part 141. A “Transient Non-Community Water System” shall include the owner and/or operator of that system.
2.71.“Tyco’s Counsel” means:
Joseph G. Petrosinelli
Liam J. Montgomery
WILLIAMS & CONNOLLY LLP
680 Maine Avenue SW
Washington, DC 20024
(202) 434-5000
jpetrosinelli@wc.com
lmontgomery@wc.com
2.72.“Tyco Fire Products LP” or “Tyco” have the same meaning as “Released Parties” except insofar as ChemDesign is included as a Released Party in accordance with Paragraph 2.54.1.
2.73.“UCMR-5” means the U.S. EPA’s Fifth Unregulated Contaminant Monitoring Rule and all monitoring and testing conducted pursuant to that Rule.
2.74.“United States of America” means the United States of America, including the states and the District of Columbia, its territories, and possessions, the Commonwealth of Puerto Rico, and other areas subject to its jurisdiction.
2.75.“U.S. EPA” means the United States Environmental Protection Agency.
2.76.“Walk-Away Right” has the meaning set forth in Paragraph 10.1 of this Settlement Agreement.
2.77.“Water Source” means a groundwater well, a surface water intake, or any other intake point from which a Public Water System draws or collects water for distribution as Drinking Water and the raw or untreated water that is thus drawn or collected. Solely for purposes of the Allocation Procedures described in Exhibit A, (i) a Public Water System’s multiple intakes from one distinct surface-water source are deemed to be a single Water Source so long as the intakes supply the same water treatment plant; (ii) a Public Water System’s intakes from multiple distinct surface-water sources, or a Public Water System’s intakes from one distinct surface-water source that supply multiple water treatment plants, are deemed to each be a separate Water Source; and (iii) a Public Water System’s multiple groundwater wells (whether from one distinct aquifer or from multiple distinct aquifers) that supply multiple water treatment plants are deemed to each be a separate Water Source.

3.SETTLEMENT AGREEMENT OVERVIEW
3.1.Settlement Consideration. Subject to the Walk-Away Right, Tyco shall make or cause to be made payments that total the Settlement Amount of $750,000,000.00 in accordance with this Settlement Agreement and the Payment Schedule in Exhibit H, which will serve as the Qualified Settlement Fund. In exchange, the Released Parties shall receive from the Releasing Parties the Release, Covenant Not to Sue, and Dismissal provided for in this Settlement Agreement. No amounts paid pursuant to this Paragraph 3.1 are in relation to the violation of any civil or criminal law or the investigation or inquiry by any government or governmental entity into the potential violation of any civil or criminal law, within the meaning of Section 162(f)(1) of the Internal Revenue Code of 1986, as amended, and section 1.162-21(a) of the Treasury Regulations thereunder. All amounts paid to Qualifying Class Members pursuant to this Paragraph 3.1 are intended for restitution or remediation (including treatment of contamination of Water Sources and Drinking Water). If a determination were made that a portion of such amounts is in relation to a violation or potential violation of law, that portion constitutes restitution within the meaning of Section 162(f)(2)(A) of the Internal Revenue Code of 1986, as amended and section 1.162-21(a) of the Treasury Regulations thereunder. Class Members and Tyco shall bear their own costs, including all legal expenses and attorneys’ fees. All legal expenses and attorneys’ fees of Class Members, including the Common Benefit Holdback Assessment paid under Paragraph 9.10, will be paid by Class Members from amounts paid from the Settlement Funds. Except as provided for in Paragraphs 9.10 and 11.2 regarding the payment of attorneys’ fees and costs from the Qualified Settlement Fund, no portion of any amount paid under this Agreement constitutes the payment of a fine, penalty, or punitive damages, the disgorgement of profits, reimbursement for litigation or investigation costs or attorneys’ fees or costs, or an amount paid in settlement of any Claim for any of the foregoing; and if a determination were made to the contrary, the amounts paid would qualify under the exceptions in paragraphs (2) and (3) of Section 162(f).
3.2.Release of Claims. The obligations incurred pursuant to this Agreement shall be in full and final disposition of the Released Claims as against all Released Parties. Upon the Effective Date, all Class Members, on behalf of the Releasing Parties, shall, with respect to each and every one of the Released Claims, release and forever discharge, and shall forever be enjoined from prosecuting, any and all Released Claims against any of the Released Parties as set forth in Section 12.
3.3.Operation of the Settlement. Class Representatives will seek approval from the Court to certify the Settlement Class under Federal Rule of Civil Procedure 23(b)(3). Once a Settlement Class is certified, Class Members that wish to receive a portion of the Settlement Amount may complete and submit a Claims Form, in substantially the same form as that attached as Exhibit B. The Claims Form must be submitted to the Claims Administrator on or before the final date of the relevant Claims Period and must adhere to and follow all other requirements set forth herein and/or by the Claims Administrator, including providing all required information specified on the Claims Form. The Claims

Administrator will distribute the Settlement Funds to Qualifying Class Members pursuant to Paragraphs 6.1 through 7.3, the Allocation Procedures in Exhibit A, and the guidance set forth in the Parties’ Joint Interpretive Guidance, attached as Exhibits N through Q.
4.REPRESENTATIONS AND WARRANTIES
4.1.Class Representatives’ Representations and Warranties. Class Representatives represent and warrant to Tyco as follows:
4.1.1.Each of the Class Representatives is eligible to be and will become a Class Member.
4.1.2.Each of the Class Representatives has received legal advice from Interim Class Counsel regarding the advisability of entering into this Settlement Agreement and the legal consequences of this Settlement Agreement.
4.1.3.No portion of any of the Released Claims possessed by any of the Class Representatives and no portion of any relief under this Settlement Agreement to which any of the Class Representatives may be entitled has been assigned, transferred, or conveyed by or for any of the Class Representatives to any other Person, except pursuant to (i) a contingency fee agreement with Class Counsel or (ii) a mandatory repayment to any government agency of a grant or loan that financed, in whole or in part, the design, engineering, installation, maintenance, or operation of, or cost associated with any kind of treatment, filtration, or remediation of PFAS by the Class Representative.
4.1.4.None of the Class Representatives is relying on any statement, representation, omission, inducement, or promise by any of Tyco, its agents, or its representatives, except those expressly stated in this Settlement Agreement.
4.1.5.Each of the Class Representatives, through Interim Class Counsel, has investigated the law and facts pertaining to the Released Claims and the Settlement.
4.1.6.Each of the Class Representatives has carefully read, and knows and understands, the full contents of this Settlement Agreement and is voluntarily entering into this Agreement after having consulted with Interim Class Counsel or other attorneys.
4.1.7.Each of the Class Representatives has all necessary competence and authority to enter into this Settlement Agreement on its own behalf and on behalf of the Class.
4.1.8.None of the Class Representatives will Opt Out or file an Objection.

4.2.Interim Class Counsel’s Representations and Warranties. Interim Class Counsel represents and warrants to Tyco as follows:
4.2.1.     Interim Class Counsel believes that the Settlement is fair, reasonable, adequate, and beneficial to each Class Member and that participation in the Settlement would be in the best interests of each Class Member.
4.2.2.     Because Interim Class Counsel believes that the Settlement is in the best interests of each Class Member, they will not solicit, or assist others in soliciting, Eligible Claimants to Opt Out, file an Objection, or otherwise challenge the Settlement.

4.2.3.     Interim Class Counsel has all necessary authority to enter into and execute this Settlement Agreement on behalf of Class Representatives and Class Members, including under Case Management Order No. 3.
4.2.4.    Each of the Class Representatives has approved and agreed to be bound by this Settlement Agreement.
4.2.5.    The representations in Paragraphs 4.1 through 4.1.8 of this Settlement Agreement are true and correct to the best of Class Counsel’s knowledge.
4.3.Tyco’s Representations and Warranties. Tyco represents and warrants to the Class Representatives as follows:
4.3.1.     Tyco has received legal advice from its attorneys regarding the advisability of entering into this Settlement Agreement and the legal consequences of this Settlement Agreement.
4.3.2.    Tyco is not relying on any statement, representation, omission, inducement, or promise by any Class Representative, any Eligible Claimant, or Interim Class Counsel, except those expressly stated in this Settlement Agreement.
4.3.3.    Tyco, with the assistance of its attorneys, has investigated the law and facts pertaining to the Released Claims and the Settlement.
4.3.4.    Tyco has carefully read, and knows and understands, the full contents of this Settlement Agreement and is voluntarily entering into this Agreement after having consulted with its attorneys.
4.3.5.    Tyco has all necessary authority to enter into this Settlement Agreement, has authorized the execution and performance of this Settlement Agreement, and has authorized the Person signing this Settlement Agreement on its behalf to do so.

5.CLASS CERTIFICATION FOR SETTLEMENT PURPOSES
5.1.Settlement Class Definition. For the sole purpose of effectuating this Settlement, Class Representatives and Tyco agree that Class Representatives shall request that the Court certify the following “Settlement Class”:
Every Active Public Water System in the United States of America that has one or more Impacted Water Sources as of May 15, 2024.
    Excluded from the Settlement Class are the following:
A.The City of Marinette Waterworks, denoted as Water System ID “WI4380395” in the SDWIS; provided, however, that the City of Marinette Waterworks will be included within the Settlement Class if it so requests.
B.Any Public Water System that is owned by a State government and lacks independent authority to sue and be sued.
C.Any Public Water System that is owned by the federal government and lacks independent authority to sue and be sued.
D.Any privately owned well that provides water only to its owner’s (or its owner’s tenant’s) individual household and any other system for the provision of water for human consumption that is not a Public Water System.
6.CONSIDERATION
6.1.Settlement Amount. Under the terms of this Settlement Agreement and subject to the Walk-Away Right, Tyco shall pay a total of $750,000,000.00 into an interest-bearing “Qualified Settlement Fund” account at a federally insured financial institution established in accordance with Treasury Regulations § 1.468B-1 et seq., which shall be administered and distributed pursuant to this Sections 6 and 7, and Paragraph 8.10 of this Settlement Agreement, and the Allocation Procedures described in Exhibit A.
6.2.Notice and Administrative Costs. Subject to the Common Benefit Holdback Assessment set forth in Paragraph 9.10 (which may be applied at a later date), within ten (10) calendar days after Preliminary Approval, Tyco shall wire transfer two hundred and fifty million dollars ($250,000,000.00) to the Qualified Settlement Fund account, as described in the Payment Schedule attached as Exhibit H, for ultimate distribution in accordance with this Agreement. If the Qualified Settlement Fund has not been established and approved by the Court by the deadline for such payment, Tyco shall not be obligated to make such payment until ten (10) Business Days after the Qualified Settlement Fund is established and approved by the Court. In no event shall Tyco have any liability whatsoever with respect to the Settlement Funds once they are paid to the

Qualified Settlement Fund in accordance with this Agreement and as specified in this Section 6.
6.3.Use of Qualified Settlement Fund for Notice and Administration Costs. The Qualified Settlement Fund may be used to fund the provision of Notice pursuant to the Notice Plan and any reasonable fees, costs, or expenses incurred by the Notice Administrator, the Opt Out Administrator, the Claims Administrator, the Special Master, or the Escrow Agent under this Settlement Agreement. The Escrow Agent shall disburse funds for such costs upon the parties’ joint written request.
6.4.Conditions for Settlement Distribution. Other than as expressly provided for in Paragraph 6.3, the Claims Administrator may not distribute any money to any Person, including any Qualifying Class Member, unless and until (i) the Court has issued an Order Granting Final Approval, (ii) all deadlines, including those set forth in Paragraph 10.3 for Tyco to terminate the Settlement, have passed, and (iii) the Effective Date has passed.

7.QUALIFIED SETTLEMENT FUND
7.1     Establishment of Qualified Settlement Fund
7.1.1.    The motion seeking an Order Granting Preliminary Approval described in Paragraph 9.1 shall seek (1) the approval of the Escrow Agreement, (2) the authorization that the escrow account established pursuant to the Escrow Agreement be established as a “qualified settlement fund” within the meaning of Treasury Regulations § 1.468B-1, and (3) the appointment of the Special Master as the “administrator” of the Qualified Settlement Fund within the meaning of Treasury Regulations § 1.468B-2(k)(3).
7.1.2.    Class Counsel and Tyco’s Counsel will jointly recommend the following Person to serve as Escrow Agent for the Qualified Settlement Fund, who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Robyn Griffin
The Huntington National Bank
One Rockefeller Center, 10th Floor
New York, NY 10020
7.1.3.    Any successor to the initial Escrow Agent shall be subject to appointment by the Court, with the consent of all Parties, shall fulfill the same functions from and after the date of succession, and shall be bound by the determinations made by the predecessor(s) to date.

7.1.4.    Upon Court approval of the proposed Escrow Agreement, appointment of the Escrow Agent, and authorization that the Qualified Settlement Fund established pursuant to the Escrow Agreement be established as a qualified settlement fund under § 1.468B-1 of the Treasury Regulations promulgated under IRC Section 468B, Class Counsel, Tyco, the Escrow Agent, and the Special Master will execute the Escrow Agreement approved by the Court, thereby creating the Qualified Settlement Fund.
7.2    Tax Treatment of Settlement Fund
7.2.1.    The Qualified Settlement Fund will be structured and operated in a manner such that it qualifies as a “qualified settlement fund” within the meaning of Treasury Regulations § 1.468B-1 from the earliest date possible, and the Special Master, Tyco, and all other relevant parties shall file any “relation-back election” (within the meaning of Treasury Regulations § 1.468B-1(j)(2)) required to treat the Qualified Settlement Fund as a qualified settlement fund from the earliest date possible. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the sole responsibility of the Special Master to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filings to occur. The “taxable year” of the Qualified Settlement Fund shall be the “calendar year” as such terms are defined in Section 441 of the Code. The Qualified Settlement Fund shall use the accrual method of accounting as defined in Section 446(c) of the Code.
7.2.2.    The Special Master shall be authorized to take any action that it determines necessary to maintain the status of the Qualified Settlement Fund as a “qualified settlement fund” within the meaning of Treasury Regulations § 1.468B-1. The Special Master shall (a) obtain a taxpayer identification number for the Qualified Settlement Fund, (b) prepare and file, or cause to be prepared and filed, all U.S. federal, state, local, and foreign Tax returns (as applicable) required to be filed for the Qualified Settlement Fund, consistent with Treasury Regulations § 1.468B-2(k) and corresponding or similar provisions of state, local, or foreign law, and in accordance with the Settlement Agreement and the Escrow Agreement, (c) prepare and file, or cause to be prepared and filed, any other statement, return, or disclosure relating to the Qualified Settlement Fund that is required by any governmental authority, including but not limited to information reporting as described in Treasury Regulations § 1.468B-2(1) (or any corresponding or similar provision of state, local, or foreign law), (d) obtain from Tyco a statement required pursuant to Treasury Regulations § 1.468B-3(e) no later than February 15th of the year following the calendar year in which Tyco transfers the Settlement Amount to the Qualified Settlement Fund, and (e) be responsible for responding to any questions from, or audits regarding Taxes by, the IRS or any state or local Tax authority. The Special Master will also be responsible for ensuring the Qualified Settlement Fund complies with all withholding requirements (including by instructing the Escrow Agent to withhold any required amounts) with respect to payments made by the Qualified Settlement Fund, as well as paying any associated interest and penalties. Any amounts deducted or withheld by the Escrow Agent (or any other withholding agent) with respect to payments made by the Qualified Settlement Fund shall be treated for all purposes as though such amounts had been distributed to the Person in respect of which such deduction or withholding was made. The Special Master shall direct the Escrow Agent to timely pay from the Qualified Settlement Fund any taxes (including but not limited to withholding taxes with respect to distributions from the Qualified Settlement Fund), interest, and penalties required to be paid to the IRS or any other governmental authority by the Qualified Settlement Fund (collectively, “Taxes”) and any reasonable out-of-pocket expenses incurred to (i) cause any Tax returns and information reports to be prepared and filed, (ii) respond to any questions from, or represent the Qualified Settlement Fund in any audit or similar proceeding regarding Taxes by, the IRS or any state or local governmental authority or (iii) otherwise satisfy any Tax compliance obligation of the Qualified Settlement Fund (such Taxes and other expenses, collectively, the “Tax Expenses”). In addition, the Special Master shall timely file with the IRS any information returns and shall timely provide to Tyco any written statements, in each case, collected from Qualifying Class Members. Tyco shall provide the Special Master with the statement required pursuant to Treasury Regulations § 1.468B-3(e) no later than February 15th of the year following the calendar year in which Tyco transfers the Settlement Amount to the Qualified Settlement Fund. Such returns (as well as the election described in Paragraph 7.2.1) shall be consistent with Paragraphs 7.2.1 through 7.2.4 and in all events shall reflect that all Taxes (including any estimated Taxes, interest, or penalties) on the income earned by the Qualified Settlement Fund shall be paid out of the Qualified Settlement Fund as provided in Paragraph 7.2.3.
7.2.3.    All Taxes arising with respect to the income earned by the Qualified Settlement Fund, including any Taxes or Tax detriments that may be imposed upon Tyco, its insurers, or Tyco’s Counsel with respect to any income earned by the Qualified Settlement Fund for any period during which the Qualified Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income Tax purposes and all Tax Expenses shall be paid out of the Qualified Settlement Fund. In all events, none of Class Representatives, Tyco, Tyco’s Counsel, Tyco’s insurers, or Class Counsel shall have any liability or responsibility for Taxes or Tax Expenses. Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Qualified Settlement Fund and shall be timely paid by the Special Master out of the Qualified Settlement Fund without prior order from the Court, and none of Tyco, Tyco’s insurers, Tyco’s Counsel, Class Representatives, or Class Counsel shall be responsible or have any liability therefor.

7.2.4.    Tyco makes no representations to Class Members or any other Person concerning any Tax consequences, Tax loss, or Tax treatment of any allocation or distribution of funds to Class Members or any other Person pursuant to this Settlement Agreement, the Settlement, or the Allocation Procedures. Class Members make no representations to Tyco or any other Person concerning any Tax consequences, Tax loss, or Tax treatment of any allocation or distribution of funds to Class Members or any other Person pursuant to this Settlement Agreement, the Settlement, or the Allocation Procedure. Neither Class Members nor Tyco shall have any liability to each other with respect to any Tax consequences, Tax loss, or Tax treatment of any amounts paid or received in accordance with the terms of this Settlement Agreement irrespective of how amounts are spent by Class Members.
7.3    Payment of Amounts Remaining in Any Fund. The Claims Administrator shall pay any money remaining Qualified Settlement Fund as of December 31, 2030, to the Qualifying Class Members, in proportion to the sum of the prior payments that each Qualifying Class Member received from all funds established by this Settlement Agreement.
8.ADMINISTRATION
8.1.Selection of Notice Administrator. Within thirty (30) calendar days after the Settlement Date, Interim Class Counsel will retain, subject to consultation with Tyco, a Notice Administrator who shall be formally appointed by the Court. Interim Class Counsel shall propose the following Person, subject to the review of Tyco, to serve as Notice Administrator, who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Steven Weisbrot
President and Chief Executive Officer
Angeion Group
1650 Arch Street, Suite 2210
Philadelphia, PA 19103
8.2.Requirements for Notice Administrator. The Notice Administrator’s role shall generally include administering the Notice Plan, which is subject to Court approval as provided in Paragraph 9.1.
8.2.1.The Notice Administrator may not be a Person who has acted as counsel, or otherwise represented a party, in Claims relating to AFFF or PFAS.
8.2.2.The Notice Administrator shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Notice Administrator deems to be reasonably necessary to effectuate the Notice Plan, which is subject to Court approval as provided in Paragraph 9.1. Subject to the Court’s approval, the Notice Administrator may retain any Person that the

Notice Administrator deems to be reasonably necessary to provide assistance in administering the Notice Plan.
8.2.3.Any successor to the initial Notice Administrator shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor(s) to date.
8.2.4.The Notice Administrator shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement.
8.2.5.Tyco, Tyco’s Counsel, and Released Parties shall have no involvement with or responsibility for supervising the Notice Administrator and are not subject to the authority of the Notice Administrator.
8.2.6.All fees, costs, and expenses incurred in the administration or work by the Notice Administrator, including fees, costs, and expenses of the Notice Administrator, shall be paid in accordance with Paragraph 6.3.
8.3.Selection of Claims Administrator. Interim Class Counsel shall propose the following Person, subject to the review of Tyco, to serve as Claims Administrator who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Dustin Mire
Eisner Advisory Group
8550 United Plaza Boulevard, Suite #1001
Baton Rouge, LA 70809
8.4.Requirements for Claims Administrator. The Claims Administrator’s role generally shall include administration of the proposed Settlement, including reviewing, analyzing, and approving Claims Forms, including all supporting documentation, as well as determining any Qualifying Class Member’s Allocated Amount and overseeing distribution of the Settlement Funds pursuant to this Settlement Agreement and the Allocation Procedures described in Exhibit A.
8.4.1.    The Claims Administrator may not be a Person who has acted as counsel, or otherwise represented a party, in Claims relating to AFFF or PFAS.
8.4.2.    The Claims Administrator shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Claims Administrator deems to be reasonably necessary to effectuate the administration of claims. Subject to the Court’s approval, the Claims Administrator may retain any Person that the Claims Administrator deems to be reasonably necessary to provide assistance in administering the Allocation Procedures described in Exhibit A.

8.4.3.    Any successor to the initial Claims Administrator shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor to date.
8.4.4.    The Claims Administrator shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement.
8.4.5.    Tyco, Tyco’s Counsel, and Released Parties shall have no responsibility for supervising the Claims Administrator and are not subject to the authority of the Claims Administrator.
8.4.6.    Any decision by the Claims Administrator resolving any dispute that could, directly or indirectly, alter the size or timing of any payment that Tyco owes under this Settlement Agreement may be reviewed de novo by the Special Master upon written request from any aggrieved Party or Person.
8.4.7.    All fees, costs, and expenses incurred in the administration or work by the Claims Administrator, including fees, costs, and expenses of the Claims Administrator, shall be paid in accordance with Paragraph 6.3.
8.5.Selection of Opt Out Administrator. Interim Class Counsel shall propose the following Person to serve as the Opt Out Administrator, who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Edward J. Bell
Rubris, Inc.
P.O. Box 3866
McLean, VA 22103
8.6.Requirements for Opt Out Administrator. The Opt Out Administrator’s role shall generally include processing of and reporting on Requests for Exclusion, or “Opt Outs” received, as well as processing of and reporting on any withdrawals of Requests for Exclusion. The Opt Out Administrator will be responsible for determining the compliance of any Request for Exclusion with the terms and conditions of this Settlement. Opt Outs must be submitted by filling out the Request for Exclusion, in substantially the same form as the one attached as Exhibit I, which will be available in an online Opt Out portal to which the Opt Out Administrator, the Notice Administrator, the Claims Administrator, the Special Master, Tyco’s Counsel and Class Counsel will have access. Paper copy submissions will also be permitted and must be served on the Opt Out Administrator; within seven (7) days of receipt of a paper copy Request for Exclusion the Opt Out Administrator shall ensure that it is uploaded and accounted for within the Opt Out portal. The Opt Out Administrator will issue report(s) to the recipients identified in Paragraph 9.6 and in accordance with the provisions of Section 10.
8.6.1.    The Opt Out Administrator may not be a Person who has acted as counsel, or otherwise represented a party, in Claims relating to AFFF or PFAS;

8.6.2.    The Opt Out Administrator shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Opt Out Administrator deems to be reasonably necessary for the efficient and timely processing of the Requests for Exclusion, including the performance of assessing compliance of such Requests for Exclusion, and any related reporting. Subject to the Court’s approval, the Opt Out Administrator may retain any Person that the Opt Out Administrator deems to be reasonably necessary to assist in the processing of Opt Outs.
8.6.3.    Any successor to the initial Opt Out Administrator shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor to date.
8.6.4.    The Opt Out Administrator shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement.

8.6.5.    Tyco, Tyco’s Counsel, and Released Parties shall have no responsibility for supervising the Opt Out Administrator and are not subject to the authority of the Opt Out Administrator.

8.6.6.    Any determination by the Opt Out Administrator that could, directly or indirectly, impact any payment that Tyco owes under this Settlement Agreement shall be reviewable by the Special Master.
8.6.7.    All fees, costs, and expenses incurred in the administration or work by the Opt Out Administrator, including fees, costs, and expenses of the Opt Out Administrator, shall be paid in accordance with Paragraph 6.3.
8.7.Selection of Special Master. Interim Class Counsel shall propose the following Person to serve as Special Master, who shall be formally appointed by the Court pursuant to Federal Rule of Civil Procedure 53:
Matthew Garretson
Wolf/Garretson LLC
P.O. Box 2806
Park City, UT 84060
8.8.Requirements for Special Master. The Special Master’s role shall generally include administration of the proposed Settlement by overseeing the work of the Notice Administrator, the Opt Out Administrator and the Claims Administrator, and in providing quasi-judicial intervention if and/or when necessary.
8.8.1.    The Special Master may not be a Person who has acted as counsel, or otherwise represented a party, in Claims relating to AFFF or PFAS.

8.8.2.    The Special Master shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Special Master deems to be reasonably necessary for the efficient and timely administration of the Settlement. Subject to the Court’s approval, the Special Master may retain any Person that the Special Master deems to be reasonably necessary to provide assistance in effectuating the Settlement.
8.8.3.    Any successor to the initial Special Master shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor to date.
8.8.4.    The Special Master shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement absent express written agreement by the Parties.
8.8.5.    Tyco, Tyco’s Counsel, and Released Parties are not subject to the authority of the Special Master.
8.8.6.    Any decision by the Special Master resolving any dispute that could, directly or indirectly, alter the size or timing of any payment that Tyco owes under this Settlement Agreement may be reviewed de novo by the Court upon written request from any aggrieved Party or Person. The Court’s judgments shall be final, binding, and nonreviewable, except to the extent that they impact the size or timing of any payment that Tyco owes under this Settlement Agreement.
8.8.7.    Pursuant to Federal Rule of Civil Procedure 53(f), Class Representatives and Tyco agree that any objection to the Special Master’s factual findings, legal conclusions (including interpretations of this Settlement Agreement), or rulings on procedural matters that is reviewed by the Court must be decided de novo.
8.8.8.    All fees, costs, and expenses incurred in the administration or work by the Special Master, including fees, costs, and expenses of the Special Master, shall be paid solely from the Qualified Settlement Fund.
8.9.Qualified Settlement Fund Administration. All fees, costs, and expenses incurred in the administration of the Qualified Settlement Fund, including fees, costs, and expenses of the Escrow Agent, shall be paid in accordance with Paragraph 6.3.
8.10.Allocation. The Settlement Funds shall be allocated pursuant to the Allocation Procedures described in Exhibit A.
9.APPROVAL AND NOTICE
9.1.    Preliminary Approval. Within fourteen (14) calendar days after the Settlement Date, Class Representatives shall submit to the Court a motion seeking (a) certification, for settlement purposes only, of the Settlement Class as defined in Paragraph 5.1; (b)

Preliminary Approval of the Settlement; (c) approval of Notice (attached as Exhibit D); (d) approval of the Notice Plan (attached as Exhibit E); (e) approval of the Summary Notice (attached as Exhibit F); (f) appointment of Class Counsel; (g) appointment of the Notice Administrator; (h) appointment of the Claims Administrator; (i) appointment of the Opt Out Administrator; (j) appointment of the Escrow Agent; (k) approval of the Escrow Agreement; (l) establishment of the Qualified Settlement Fund; and (m) appointment of the Special Master.
9.2.    Notice.
9.2.1. The Notice process shall commence no later than fourteen (14) calendar days after the entry of the Order granting Preliminary Approval. Notice shall be provided by the Notice Administrator to Eligible Claimants by first-class U.S. mail where available and by publication elsewhere to meet the requirements of Federal Rule of Civil Procedure 23, incorporate the elements suggested by the Federal Judicial Center, and describe the aggregate Settlement Funds, the consideration described in Section 6, and the Allocation Procedures described in Exhibit A. Class Representatives and Tyco will agree in writing on the form and content of the Notice and Claims Forms, consistent with Exhibit D and Exhibit B, respectively.
9.2.2. The Notice of the Settlement shall explain that each Eligible Claimant must specify if it (i) objects to the Settlement, as described in Paragraphs 9.4 through 9.5.3, or (ii) wishes to opt out of the Settlement, as described in Paragraphs 9.6 through 9.7.3. The Notice must explain that any Eligible Claimant that does not opt out will be required to test (or to recently have tested) all its Water Sources for PFAS, as described in Exhibit A, and to submit all PFAS test results to the Claims Administrator, as described in Exhibit A and Paragraph 11.3. The Notice must explain that any Eligible Claimant that fails to respond to the Notice will become a Class Member and have its Claims released as described in Section 12.
9.3.    CAFA Notice. Pursuant to the Class Action Fairness Act of 2005, 28 U.S.C. § 1715(b), Tyco, or the Notice Administrator on Tyco’s behalf, shall serve notice of the Settlement via first-class U.S. mail on the appropriate federal and state officials no later than ten (10) calendar days after the filing of this Settlement Agreement with the Court.
9.4.    Objections to Settlement. Any Eligible Claimant that wishes to object to the Settlement or to an award of fees or expenses to Class Counsel must file a written and signed statement designated “Objection” with the Clerk of the Court and provide service on Tyco and Class Counsel in accordance with Federal Rule of Civil Procedure 5.
9.5.    Any Objection must be properly filed and served by the deadline imposed by the Court. In seeking Preliminary Approval of this Settlement Agreement, the Class Representatives will ask the Court to set that deadline sixty (60) days after the date Notice is mailed.

9.5.1.    All Objections must certify, under penalty of perjury in accordance with 28 U.S.C. § 1746, that the filer has been legally authorized to object on behalf of the Eligible Claimant and must provide:
9.5.1.1.the Eligible Claimant’s SDWIS ID;
9.5.1.2.an affidavit or other proof of the Eligible Claimant’s standing;
9.5.1.3.the name, address, telephone and facsimile numbers, and email address (if available) of the filer and the Eligible Claimant;
9.5.1.4.the name, address, telephone and facsimile numbers, and email address (if available) of any counsel representing the Eligible Claimant;
9.5.1.5.all objections asserted by the Eligible Claimant and the specific reasons for each objection, including all legal support and evidence the Eligible Claimant wishes to bring to the Court’s attention;
9.5.1.6.an indication as to whether the Eligible Claimant wishes to appear at the Final Fairness Hearing; and
9.5.1.7.the identity of all witnesses the Eligible Claimant may call to testify.
9.5.2.    Any Eligible Claimant may object either on its own or through any attorney hired at its own expense. If an Eligible Claimant is represented by counsel, the attorney must file a notice of appearance with the Clerk of Court no later than the date ordered by the Court for the filing of Objections and serve Tyco’s Counsel and Class Counsel in accordance with Federal Rule of Civil Procedure 5 within the same period.
9.5.3.    Any Eligible Claimant that complies with the provisions of Paragraphs 9.4 through 9.5.3 may, in the Court’s discretion, appear at the Final Fairness Hearing to object to the Settlement or to the award of fees and costs to Class Counsel. Any Eligible Claimant that fails to comply with the provisions of Paragraphs 9.4 through 9.5.3 shall waive and forfeit any and all rights and objections the Eligible Claimant may have asserted, and shall be bound by all the terms of the Settlement Agreement and by all proceedings, orders, and judgments with respect to the Settlement.
9.6.    Opt Outs. Any Eligible Claimant that wishes to opt out of the Settlement must complete a Request for Exclusion, in a form substantially similar to the one attached as Exhibit I. The Request for Exclusion form will be available online and allow for electronic submission to the Notice Administrator, the Special Master, the Opt Out Administrator, the Claims Administrator, Tyco’s Counsel, and Class Counsel. Submission of paper Request for Exclusion forms will be permitted and must be served on the Opt Out Administrator in accordance with Federal Rule of Civil Procedure 5.

9.7.    Any Requests for Exclusion must be properly submitted to the Opt Out Administrator by the deadline imposed by the Court. In seeking Preliminary Approval of this Settlement Agreement, the Class Representatives will ask the Court to set that deadline ninety (90) calendar days after the date the Notice is mailed. Any Eligible Claimant that has elected to opt out may withdraw its Request for Exclusion submitted at any time prior to the Final Fairness Hearing and thereby accept all terms of this Settlement Agreement, including its Dismissal provisions. The submission of a Request for Exclusion shall have the effect of waiving and forfeiting any and all objections that were or could have been asserted. The withdrawal of a Request for Exclusion does not permit a Person to assert new objections nor revive previously asserted objections.
9.7.1.    Any Eligible Claimant that submits a timely and valid Opt Out shall not (i) be bound by this Settlement Agreement, or by any orders or judgments entered in the MDL Cases with respect to this Settlement Agreement (but shall continue to be bound by other orders entered in the Litigation, including any protective order); (ii) be entitled to any of the relief or other benefits provided under this Settlement Agreement; (iii) gain any rights by virtue of this Settlement Agreement; or (iv) be entitled to submit an Objection.
9.7.2.    Any Eligible Claimant that does not submit a timely and valid Opt Out (or submits and then withdraws its Opt Out) submits to the jurisdiction of the Court and shall waive and forfeit any and all rights and objections the Eligible Claimant may have asserted, and shall be bound by all the terms of the Settlement Agreement and by all proceedings, orders, and judgments with respect to the Settlement.
9.7.3.    No “mass” or “class” Opt Out shall be valid, and no Eligible Claimant may submit an Opt Out on behalf of any other Eligible Claimant or Class Member.
9.8.    The Final Fairness Hearing. On the date and time set by the Court, the Class Representatives and Tyco shall participate in the Final Fairness Hearing and will reasonably cooperate with one another to obtain an Order Granting Final Approval, with Class Counsel, on behalf of the Class Representatives, expressly moving for Final Approval.
9.9.    Entry of Order Granting Final Approval. At the Final Fairness Hearing, the Class Representatives will request that the Court: (a) enter an Order Granting Final Approval in accordance with this Settlement Agreement; (b) conclusively certify the Settlement Class; (c) overrule or otherwise resolve any Objections; (d) make a final determination that notice was adequate; (e) approve the Settlement Agreement as final, fair, good faith, reasonable, adequate, and binding on all Class Members; (f) dismiss this action with prejudice; and (g) permanently enjoin any Class Member from bringing any proceeding against any Released Party in any court. Pursuant to Federal Rule of Civil Procedure 23(h), Class Counsel may apply for a Class fee consisting of a portion of the Settlement Funds and for reimbursement of Class costs and expenses. That application shall be filed not less than twenty (20) calendar days before Objections are due pursuant to Paragraph

9.5. Subject to Class Counsel’s application for attorneys’ fees and costs, and in accordance with the Order Granting Final Approval, the Special Master, after consulting with the Claims Administrator, shall distribute attorneys’ fees and costs approved by the Court (including expert witness fees, consultants’ fees, and litigation expenses; any Court-approved class representative service awards; and the cost of class notice and class administration) from the Qualified Settlement Fund. Any attorneys’ fees and costs paid to Class Counsel from the Settlement Funds shall be paid only to the extent awarded by the Court, subject to the holdback provisions, if any, and not before the Court has entered the Order Granting Final Approval and dismissed this action with prejudice, with no appeals pending or possible.
9.10.    Attorneys’ Fees, Costs, and Expenses. Class Counsel intend to file a motion for a Class award of attorneys’ fees and costs to be paid from the Qualified Settlement Fund in lieu of the Common Benefit Holdback Assessment. Any Class award must be approved by the Court and shall be paid from the Qualified Settlement Fund by the Escrow Agent before any portion of the Settlement Fund is distributed to Class Members, upon production to the Escrow Agent of a copy of the order, on or after such date as the award may become payable under the Court’s order. Tyco has no obligation for any such award other than its payment obligations under this Settlement Agreement. For avoidance of doubt, any award of attorneys’ fees or costs shall be paid from the Settlement Funds; no Released Party shall pay for any attorneys’ fees, costs, or expenses for Class Counsel separate from or in addition to the Settlement Funds. Class Counsel further recognize the Common Benefit Holdback Assessment provisions in Case Management Order No. 3, and intend to request that they continue to apply to any future individual or private settlements.
9.11.    Effect of Failure of Final Approval. If the Court declines or fails to enter an Order Granting Final Approval in accordance with the terms of this Settlement Agreement, the parties shall proceed as follows:
9.11.1.    If the Court declines to enter the Order Granting Final Approval as provided for in this Settlement Agreement, the Litigation against any Released Party will resume unless within thirty (30) calendar days the parties mutually agree in writing to (a) seek reconsideration or appellate review of the decision denying entry of the Order Granting Final Approval; (b) attempt to renegotiate the Settlement and seek Court approval of the renegotiated settlement; and/or (c) comply with other guidance or directives the Court has provided.
9.11.2.    If the Litigation against any Released Party resumes or the parties seek reconsideration or appellate review of the decision denying entry of the Order Granting Final Approval and such reconsideration or appellate review is denied, this Settlement Agreement shall thereupon terminate.
9.11.3.    If, for any reason, the Settlement is not approved by the Court or does not become subject to Final Approval, then no class will be deemed certified as a result of this Settlement Agreement, and the Litigation against any Released Party for all purposes will revert to its status as of the Settlement Date. In such event, no Released Party will be deemed to have consented to certification of any class, and the Released Parties will retain all rights to oppose, appeal, or otherwise challenge class certification and any other issue in the Litigation. Likewise, if the Settlement is not approved by the Court or does not become subject to Final Approval, then the participation in the Settlement by any Class Representative or Class Member cannot be raised as a defense to their Claims.
9.12.    Effect of Failure of Order Granting Final Approval to Become a Final Judgment. If the Order Granting Final Approval does not become a Final Judgment because an appeal is taken of the Order Granting Final Approval, the parties shall proceed as follows:
9.12.1.    If the Order Granting Final Approval is reversed or vacated by the appellate court, the Litigation against any Released Party will resume within thirty (30) calendar days unless the parties mutually agree in writing to (a) seek further reconsideration or appellate review of the decision reversing or vacating the Order Granting Final Approval; and/or (b) attempt to renegotiate the Settlement and seek Court approval of the renegotiated settlement.
9.12.2.    If the Litigation against any Released Party resumes or the parties seek further reconsideration or appellate review of the appellate decision reversing or vacating the Order Granting Final Approval and such further reconsideration or appellate review is denied, this Settlement Agreement shall thereupon terminate.
9.12.3.    If, for any reason, the Settlement does not become subject to Final Judgment, then no class will be deemed certified as a result of this Settlement Agreement, and the Litigation against any Released Party for all purposes will revert to its status as of the Settlement Date. In such event, no Released Party will be deemed to have consented to certification of any class, and Released Parties will retain all rights to oppose, appeal, or otherwise challenge class certification and any other issue in the Litigation. Likewise, if the Settlement does not become subject to Final Judgment, then the participation in the Settlement by any Class Representative or Class Member cannot be raised as a defense to their Claims.
9.13.    Termination Refund. If the Agreement terminates for any reason, the Escrow Agent shall, within fourteen (14) calendar days of receiving written notice of termination from Tyco, repay to Tyco the amount paid into the Qualified Settlement Fund (including any interest accrued thereon) less Court-approved costs of the notice, administrative and other similar costs actually paid or due and payable from the Qualified Settlement Fund as of the date on which the Escrow Agent receives the notice.
10.REQUIRED PARTICIPATION THRESHOLD AND TERMINATION
10.1.    Walk-Away Right. Tyco shall have the option, in its sole discretion, to terminate this Settlement Agreement (the “Walk-Away Right”) if any one of the following conditions is satisfied:

10.1.1.    Community Water Systems. With respect to Community Water Systems, timely and valid Requests for Exclusion from the Settlement Class are received from:
a)More than Threshold A of such Community Water Systems that serve 1,000,001 or more people; or
b)More than Threshold B of such Community Water Systems that serve 500,001 to 1,000,000 people; or
c)More than Threshold C of such Community Water Systems that serve 250,001 to 500,000 people; or
d)More than Threshold D of such Community Water Systems that serve 100,001 to 250,000 people; or
e)More than Threshold E of such Community Water Systems that serve 10,001 to 100,000 people; or
f)More than Threshold F of such Community Water Systems that serve 3,301 to 10,000 people; or
g)More than Threshold G of such Community Water Systems that serve 501 to 3,300 people; or
h)More than Threshold H of such Community Water Systems that serve 500 or fewer people.
10.1.2.    Non-Transient Non-Community Water Systems. With respect to Non-Transient Non-Community Water Systems that are part of the Settlement Class under Paragraph 5.1, timely and valid Requests for Exclusion from the Settlement Class are received from:
a)More than Threshold I of such Non-Transient Non-Community Water Systems that serve 500,001 or more people; or
b)More than Threshold J of such Non-Transient Non-Community Water Systems that serve 100,001 to 500,000 people; or
c)More than Threshold K of such Non-Transient Non-Community Water Systems that serve 10,001 to 100,000 people; or
d)More than Threshold L of such Non-Transient Non-Community Water Systems that serve 3,301 to 10,000 people.
10.2.    For purposes of any of the conditions in Paragraph 10.1:

10.2.1    Percentages will be calculated using as the denominator the number of Public Water Systems in each category listed on Annex 1 to Exhibit M, the separate letter agreement between Class Counsel and Tyco to be filed under seal with the Court; and
10.2.2.    A Public Water System otherwise within the Settlement Class will be counted towards the applicable threshold specified above if a timely and valid Request for Exclusion from the Settlement Class is received from either (a) the Public Water System itself or (b) from an Entity that has authority to bring a Claim on behalf of a Class Member Public Water System.
10.3.Process for Exercising or Waiving the Walk-Away Right. The Opt Out Administrator, the Notice Administrator, the Claims Administrator, the Special Master, Tyco’s Counsel and Class Counsel will have access to each Request for Exclusion that an Eligible Claimant timely and properly submits via the Opt Out portal or by paper submission. Within fourteen (14) calendar days after receiving the last such Request for Exclusion, the Special Master shall determine whether all twelve (12) parts of the Required Participation Threshold have been satisfied and shall inform the parties of this determination. If the Special Master determines and informs the parties that all parts of the Required Participation Threshold have been satisfied, and Tyco in good faith agrees with that determination, Tyco shall, as soon as reasonably possible and in any event no later than twenty-one (21) calendar days after receiving the Special Master’s determination, file with the Special Master and the Claims Administrator and serve on all parties in accordance with Paragraph 13.15 written notice that Tyco’s Walk-Away Right was not triggered. If the Special Master determines and informs the parties that some or all parts of the Required Participation Threshold have not been satisfied, or if Tyco in good faith disagrees with a determination by the Special Master that all parts of the Required Participation Threshold have been satisfied, Tyco may, in its sole discretion, no later than fourteen (14) calendar days after receiving the Special Master’s determination, file with the Special Master, the Opt Out Administrator, and the Claims Administrator and serve on all parties in accordance with Paragraph 13.15 written notice that Tyco is either (i) exercising its Walk-Away Right or (ii) waiving its Walk-Away Right.
10.4.Effect of Exercising the Walk-Away Right. If Tyco files and serves a written notice exercising its Walk-Away Right in accordance with Paragraph 10.3, this Settlement Agreement shall thereupon terminate, and this Settlement Agreement, Tyco’s obligations under it, and all Releases shall become null and void, without prejudice to the ability of each Party, at its own sole option and discretion, to attempt to negotiate a settlement on different terms. In the event of such a termination, no class will be deemed certified as a result of this Settlement Agreement, and the Litigation against any Released Party for all purposes will revert to its status as of the Settlement Date. In such event, no Released Party will be deemed to have consented to certification of any class, and will retain all rights to oppose, appeal, or otherwise challenge class certification and any other issue in the Litigation. Likewise, the participation in the Settlement by any Class Representative or Class Member cannot be raised as a defense to its Claims.

10.5.Effect of Waiving the Walk-Away Right. If, in accordance with Paragraph 10.3 Tyco filed and serves a written notice stating that its Walk-Away Right was either waived or not triggered, within five (5) Business Days thereafter, the parties shall submit a joint stipulation to the Court requesting a stay of all proceedings against Released Parties in any action designated as a Tier One or Tier Two bellwether case under Case Management Order Nos. 13, 19, and 27 in the MDL Cases (and their related follow-on Case Management Orders, including the actions identified in Exhibit J). In the event the Court enters an Order designating additional actions brought by Public Water Systems as bellwether cases before the Effective Date or termination of the Settlement, the parties shall submit a joint stipulation requesting a stay of all proceedings against Released Parties in those additional actions within five (5) Business Days after entry of that Order. The parties shall request that any stay of proceedings remain in place until either (a) Dismissal pursuant to Paragraph 12.6; or (b) the Settlement is terminated pursuant to Paragraph 9.11, 9.12 or 10.3. Where a stay of proceedings is terminated because the Settlement is terminated pursuant to Paragraph 9.11, 9.12, or 10.3, the parties shall work cooperatively to submit to the Court within thirty (30) calendar days after the stay being terminated proposed modifications to the bellwether schedule to allow Released Parties to participate in those proceedings without being prejudiced.
10.6.Fee Award Not Grounds for Termination. The Court’s entry of an order awarding Class Counsel an amount for attorneys’ fees or expenses less than the amounts requested by Class Counsel shall not be grounds to void this Settlement Agreement. The only remedy in the event of a fee or expense award less than Class Counsel’s request shall be a separate appeal by Class Counsel of the fee or expenses award ordered by the Court.
10.7.Terms Surviving Termination. The terms provided in Paragraphs 9.11.3, 9.12.3, 10.4, 10.7, 13.1, 13.3, 13.13, 13.15, 13.16, 13.20 shall survive any termination of this Settlement Agreement.
11.DISTRIBUTIONS
11.1.Notice and Administration. All costs of notice and administration of the Settlement shall be paid in accordance with the provisions of Paragraph 6.3.
11.2.Attorneys’ Fees and Costs. Any award of attorneys’ fees, costs, or expenses, under the Order Granting Final Approval or such other order of the Court, shall be paid from the Qualified Settlement Fund by the Escrow Agent, after production to the Escrow Agent of a copy of the order. Tyco shall have no obligation for any such award other than its payment obligations under this Settlement Agreement’s express terms.
11.3.Claims Procedure and Claims Forms. To make a claim against the Qualified Settlement Fund, a Class Member will be required to submit to the Claims Administrator a completed, certified Claims Form, signed under penalty of perjury in accordance with 28 U.S.C. § 1746, that provides that the Person submitting the Claims Form is authorized to submit a claim on behalf of the Class Member, provides the Class Member’s name, SDWIS ID, address, telephone and facsimile numbers, and email address (if available);

authorizes Tyco to obtain all relevant Water Sources’ detailed PFAS test results from the laboratory that performed the analyses; and provides, fully and completely, all other information required by the Claims Form including a statement that it tested each of its Water Sources for PFAS. Class Members will be allowed to submit Claims Forms up to the date specified for such purpose in the Notice. Class Counsel will, in its sole discretion, confirm the validity of each Claims Form and confirm that it provides the required information.
11.4.Submission and Payment of Claims. The Escrow Agent shall release Settlement Funds from the Qualified Settlement Fund to Class Counsel for the benefit of Qualifying Class Members and Class Counsel will cause the Claims Administrator to distribute the Settlement Funds from the Qualified Settlement Fund to Qualifying Class Members, consistent with the payment provisions set forth in Section 6 and Exhibits A and H.
12.RELEASE, COVENANT NOT TO SUE, AND DISMISSAL
12.1.Release.
12.1.1.Upon entry of the Final Judgment, and regardless of any post-Settlement Date change to any federal or state law or regulation relating to or involving PFAS, the Releasing Parties shall expressly, intentionally, voluntarily, fully, finally, irrevocably, and forever release, waive, compromise, settle, and discharge the Released Parties from each and every one of the following Claims (collectively, the “Released Claims” or the “Release”): (i) any Claim that may have arisen or may arise at any time in the future out of, relates to, or involves PFAS that has entered or may reasonably be expected to enter Drinking Water or any Releasing Party’s Public Water System; including any Claim that (a) was or could have been asserted in the Litigation and that arises or may arise at any time in the future out of, relates to, or involves Drinking Water or any Releasing Party’s Public Water System; (b) is for any type of relief with respect to the design, engineering, installation, maintenance, or operation of, or cost associated with, any kind of treatment, filtration, remediation, management, investigation, testing, or monitoring of PFAS in Drinking Water or in any Releasing Party’s Public Water System; or (c) has arisen or may arise at any time in the future out of, relates to, or involves any increase in the rates for Drinking Water that any Releasing Party or Public Water System charges its customers; (ii) any Claim that has arisen or may arise at any time in the future out of, relates to, or involves the development, manufacture, formulation, distribution, sale, transportation, storage, loading, mixing, application, or use of PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS); (iii) any Claim that has arisen or may arise at any time in the future out of, relates to, or involves any Releasing Party’s transport, disposal, or arrangement for disposal of PFAS-containing waste or PFAS-containing wastewater, or any Releasing Party’s use of PFAS-containing water for irrigation or manufacturing; (iv) any Claim that has arisen or may arise at any time in the future out of, relates to, or involves representations about PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS); and (v) any Claim for punitive or exemplary damages that has arisen or may arise at any time in the future out of, relates to, or involves PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS). It is the intention of this Agreement that the definitions of “Release” and “Released Claims” be as broad, expansive, and inclusive as possible.
12.1.2.Paragraph 12.1.1(i)–(iii) does not apply to the following:
12.1.2.1.Paragraph 12.1.1(i)–(iii) does not apply to a Class Member’s Claim related to the remediation, testing, monitoring, or treatment of real property to remove or remediate PFAS where (i) the Class Member owns or possesses real property and has legal responsibility to remove contamination from or remediate contamination of such real property; (ii) such real property is separate from and not related in any way to the Class Member’s Public Water System (such as an airport or fire training facility); (iii) the Class Member seeks damages or other relief unrelated to Drinking Water or a Class Member’s Public Water System or Water Sources; and (iv) if the Class Member seeks remediation, testing, monitoring, or treatment of groundwater under such real property, the Class Member either (a) identifies Non-Class Potable Water that may be adversely affected by the fate and transport of PFAS released into the groundwater under such real property or (b) is subject to a state or federal directive, order, or permit condition requiring groundwater remediation or treatment to the extent that the directive, order, or permit condition is not premised on a need to protect a Class Member’s Public Water System or Water Sources. If a Class Member pursues such a Claim against any Released Party, the Class Member’s Claim and damages shall be limited to the costs of remediating or removing PFAS from the property or groundwater under the property, in accordance with applicable or relevant state or federal regulatory cleanup standards and in a cost-effective manner.
12.1.2.2.Paragraph 12.1.1(i)–(iii) does not apply to a Class Member’s Claim related to the discharge, remediation, testing, monitoring, treatment, or processing of stormwater or wastewater to remove or remediate PFAS at its permitted stormwater system or permitted wastewater facility where (i) the Class Member owns or operates a permitted stormwater system or permitted wastewater facility; (ii) such facility is separate from and not related in any way to the Class Member’s Public Water System such as a separate stormwater or wastewater system that is not related in any way to a Public Water

System; (iii) the Class Member seeks damages or other relief unrelated to alleged harm to its Drinking Water or a Class Member’s Public Water System or Water Sources; and (iv) if the Class Member seeks remediation, testing, monitoring, or treatment of groundwater impacted by a permitted stormwater system or permitted wastewater facility, the Class Member either (a) identifies Non-Class Potable Water that may be adversely affected by the fate and transport of PFAS released into the groundwater from the separate stormwater system or wastewater facility, or (b) is subject to a state or federal directive, order, or permit condition requiring groundwater remediation or treatment to the extent that the directive, order, or permit condition is not premised on a need to protect a Class Member’s Public Water System or Water Sources. If a Class Member pursues such a Claim against any Released Party related to stormwater or wastewater that will not be used for Drinking Water, the Class Member’s Claim and damages shall be limited to the costs of remediating or removing PFAS from the stormwater or wastewater in a cost-effective manner. If a Class Member pursues such a Claim against any Released Party related to groundwater that will not be used for Drinking Water and that has been impacted by stormwater or wastewater, the Class Member’s Claim and damages related to groundwater shall be limited to the costs of remediating or removing PFAS from the groundwater, in accordance with any applicable state or federal regulatory groundwater cleanup standards in a cost-effective manner.
12.1.3.Notwithstanding Paragraphs 12.1.2 through 12.1.2.2, if a Releasing Party pursues a Claim, including any Claim described in Paragraphs 12.1.2 through 12.1.2.2, against any Released Party arising out of, relating to, or involving PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS), the Releasing Party shall affirm in a complaint or similar filing that (i) this Settlement Agreement has fully and finally resolved all its Claims against Released Parties arising out of, related to, or involving PFAS that has entered or is associated with Drinking Water or any Releasing Party’s Public Water System and (ii) its Claims against Released Parties do not arise out of, relate to, or involve (a) PFAS that has entered or is associated with Drinking Water or any Releasing Party’s Public Water System (including Claims seeking damages, abatement, or other relief to prevent or pay the cost to prevent PFAS from entering any Public Water System from a Water Source or any other source) or (b) treatment, filtration, or remediation to address PFAS in or to prevent PFAS from entering Drinking Water or a Releasing Party’s Public Water System.
12.1.4.Notwithstanding Paragraphs 12.1.2 through 12.1.2.2, and consistent with the affirmation described in Paragraph 12.1.3, each Releasing Party that pursues a Claim against any Released Party arising out of, related to, or involving PFAS or any product (including AFFF) manufactured with or containing PFAS (including any Claim described in Paragraphs 12.1.2 through 12.1.2.2):
12.1.4.1.    shall specifically and expressly affirm in its complaint or similar filing and in any relevant expert report that it is not seeking damages, treatment, filtration, or remediation that in any way arises out of, relates to, or involves PFAS that has entered or is associated with Drinking Water or any Releasing Party’s Public Water System (including Claims seeking abatement or other relief to prevent or pay the cost to prevent PFAS from entering any Public Water System from a Water Source or any other source or seeking treatment, filtration, or remediation to address PFAS in or prevent PFAS from entering Drinking Water or a Releasing Party’s Public Water System);
12.1.4.2.    shall make no argument to any finder of fact that the Releasing Party is entitled to any damages, remedy, or other relief described in Paragraph 12.1.4.1; and
12.1.4.3.    shall not seek punitive or exemplary damages against any Released Party arising out of, related to, or involving PFAS or any product (including AFFF) manufactured with or containing PFAS, as Claims for such damages are released by this Settlement.
12.1.5.The Parties expressly incorporate into Paragraph 12.1 the guidance set forth in the Parties’ Joint Interpretive Guidance documents, attached as Exhibits N through Q.
12.2.Releases as between Tyco and ChemDesign.
12.2.1.    ChemDesign Products, Inc., on behalf of itself, and its present, former, and future direct and indirect affiliates, agents, divisions, predecessors, parents, subsidiaries, shareholders, members, insurers, and successors, fully, finally, and forever releases, relinquishes and discharges Tyco Fire Products LP and its respective past, present, or future administrators, advisors, affiliated business entities, affiliates, agents, assigns, attorneys, constituent corporation or entity (including constituent of a constituent) absorbed by Tyco in a consolidation or merger, counsel, directors, divisions, employee benefit plans, employee benefit plan participants or beneficiaries, employees, executors, heirs, insurers, managers, members, officers, owners, parents, partners, partnerships, predecessors, principals,  resulting corporation or entity, servants, shareholders, subrogees, subsidiaries, successors, trustees, trusts, and any other representatives, individually or in their corporate or personal capacity, and anyone acting on their behalf, including in a representative or derivative capacity, including without limitation Chemguard, Inc., WillFire HC, LLC (d/b/a Williams Fire and Hazard Control), Johnson Controls International plc,

Johnson Controls, Inc., Johnson Controls Fire Protection, LP, Central Sprinkler LLC, Tyco International Management Company, LLC, Tyco Fire & Security US Holdings LLC, Tyco Fire and Security (US) Management, LLC, Johnson Controls US Holdings LLC, JIH S.à.r.l., Johnson Controls Luxembourg European Finance S.à.r.l., Tyco International Finance S.A., Tyco International Holding S.à.r.l., Tyco Fire & Security S.à.r.l., Tyco Fire & Security Finance S.C.A., and Fire Products GP Holding, LLC.  of and from each and every claim arising out of or related in any way to the Released Claims.  It is the intention of this Paragraph that the definition of “Tyco” be as broad, expansive, and inclusive as possible.
12.2.2.    Tyco, on behalf of itself, and its present, former, and future direct and indirect affiliates, agents, divisions, predecessors, parents, subsidiaries, shareholders, members, insurers, and successors, fully, finally, and forever releases, relinquishes and discharges ChemDesign and its respective past, present, or future administrators, advisors, affiliated business entities, affiliates, agents, assigns, attorneys, constituent corporation or entity (including constituent of a constituent) absorbed by ChemDesign in a consolidation or merger, counsel, directors, divisions, employee benefit plans, employee benefit plan participants or beneficiaries, employees, executors, heirs, insurers, managers, members, officers, owners, parents, partners, partnerships, predecessors, principals,  resulting corporation or entity, servants, shareholders, subrogees, subsidiaries, successors, trustees, trusts, and any other representatives, individually or in their corporate or personal capacity, and anyone acting on their behalf, including in a representative or derivative capacity of and from each and every claim arising out of or related in any way to the Released Claims.  It is the intention of this Paragraph that the definition of “ChemDesign” be as broad, expansive, and inclusive as possible.
12.3.Exclusive Consideration for Released Claims. The distributions described in Section 6 and Exhibits A and H are the exclusive consideration provided to the Releasing Parties for the Released Claims against the Released Parties. Each Class Member shall look solely to the Settlement Funds (less reasonable attorneys’ fees and costs) for satisfaction of all such Released Claims herein, though each Class Member also may seek payment from other defendants in the Litigation. Accordingly, the Released Parties shall not be subject to liability or expense of any kind to the Releasing Parties with respect to any Released Claims, other than as set forth in this Settlement Agreement.
12.4.Covenant Not to Sue. The Releasing Parties shall not at any time hereafter whether directly or indirectly or individually or as a member or representative of a class commence, assign, or prosecute any Claim, demand, or cause of action at law or otherwise for damages, loss, or injury arising out of, related to, or involving any act, error, omission, event, or thing within the scope of the Release set forth in Paragraph 12.1 against any or all Released Parties as to any Released Claims (the “Covenant Not to Sue”). The Releasing Parties consent to the jurisdiction of this Court or, any other court having jurisdiction to enter an injunction barring the Releasing Parties from commencing or prosecuting any action or other proceeding, or seeking other benefits, based upon the Released Claims.
12.5.Protection of Ratepayers.  Upon entry of the Final Judgment, each Releasing Party represents and warrants that (i) this Settlement has compensated it for PFAS allegedly attributable to the Released Party; and (ii) future additions, modifications, or improvements to its Public Water System due to PFAS will be the sole responsibility of the Releasing Party and not the Released Parties.  Upon a Released Party’s written request, a Releasing Party shall provide any Released Party a letter substantially in the form of Exhibit K. No Releasing Party shall assert that any future rate increase request was attributable to a Released Party’s development, manufacture, formulation, distribution, sale, transportation, storage, loading, mixing, application, or use of PFAS or any product (including AFFF) manufactured with or containing PFAS, but may assert generally the need for PFAS treatment.  The Releasing Parties reserve the right to change their rates for any reason, so long as they do not attribute the change to any Released Party.

12.6.Dismissal. Subject to paragraph 12.6.1, in accordance with the Release and Covenant Not to Sue, all pending Litigation brought by or on behalf of a Releasing Party against any Released Party involving any Released Claim shall be dismissed with prejudice, with each party bearing its own costs (the “Dismissal”). The Parties agree that the Releasing Party shall execute a stipulation of Dismissal with prejudice, in a form substantially similar to the one provided for in Exhibit L, within fourteen (14) calendar days after the Effective Date.
12.6.1.    To the extent allowed by this Paragraph 12.6.1, Dismissal of pending Litigation that includes a Claim or part of a Claim that would not be released by this Section 12 shall be limited to any Claim or part of a Claim that is released by this Section 12. Any Releasing Party that asserts that it has at least one Claim (or part of a Claim) against a Released Party in the Litigation that would not be released by this Section 12 must notify the Special Master, Class Counsel, and Tyco’s Counsel before the date of the Final Fairness Hearing if it intends to seek such a limited Dismissal. In accord with any written agreement among such Releasing Party, Class Counsel, and Tyco’s Counsel regarding the scope of limited Dismissal, such Releasing Party shall execute a stipulation of limited Dismissal with prejudice, in the form provided for in Exhibit L, dismissing with prejudice all Claims and parts of Claims released by this Section 12, with each party bearing its own costs, within fourteen (14) calendar days after the Effective Date. Absent written agreement among such Releasing Party, Class Counsel, and Tyco’s Counsel about the scope of any limited Dismissal, such Releasing Party must seek leave of court to file a limited Dismissal no later than fourteen (14) calendar days after the date of Final Approval. Such Releasing Party shall execute a stipulation of Dismissal with prejudice or limited Dismissal with prejudice, as consistent with the Court’s ruling on such

Releasing Party’s request for leave, in the form provided for in Exhibit L, dismissing with prejudice all Claims and parts of Claims released by this Section 12, with each party bearing its own costs, within the later of fourteen (14) calendar days after the Effective Date or seven (7) calendar days after the court’s ruling on the Releasing Party’s motion for leave to file a limited dismissal. If a Releasing Party does not timely seek and obtain a written agreement or leave of court permitting a limited Dismissal, Litigation brought by or on behalf of that Releasing Party against any Released Party shall be dismissed in its entirety with prejudice pursuant to Paragraph 12.6.
12.6.2.    If a Releasing Party fails to timely execute a stipulation of Dismissal required by Paragraph 12.6 or Paragraph 12.6.1, Tyco may move for Dismissal or limited Dismissal as appropriate.
12.7.Protection Against Claims-Over.
12.7.1.1.    It is the intent of the Parties that:

12.7.1.1.    The payments Tyco makes under this Agreement shall be the sole payments the Released Parties shall make to address alleged PFAS contamination at Class Members’ Public Water Systems;

12.7.1.2.    A Claim by a Releasing Party against any non-Party arising out of a Released Claim should not result in any additional payment by any Released Party; and

12.7.1.3.    The Agreement meets the requirements of the Uniform Contribution Among Tortfeasors Act and any similar state law or doctrine that reduces or discharges a released party’s liability to any other parties.

12.7.2.    The Order Granting Final Approval will specify that the Settlement is a good-faith settlement that bars any Claim by any non-Released Party against any Released Party for contribution, for indemnification, or otherwise seeking to recover any amounts paid by or awarded against that non-Released Party and paid or awarded to any Releasing Party by way of settlement, judgment, or otherwise on any Claim that would be a Released Claim were such non-Released Party a Released Party (a “Claim-Over”), to the extent that a good-faith settlement (or release thereunder) has such an effect under applicable law.

12.7.3.    To the extent that on or after the Effective Date any Releasing Party settles any Claim it has against any non-Released Party relating to, or involving the Released Claims and provides a release to such non-Released Party, the Releasing Party shall include in that settlement a release from such non-Released Party in favor of the Released Parties in a form equivalent to the Release contained in this Settlement Agreement.

12.7.4.    If a Released Claim asserted by a Releasing Party gives rise to a Claim-Over against a Released Party and a court determines that the Claim-Over can be maintained notwithstanding the order referenced in Paragraph 12.7.2, the Releasing Party shall reduce the amount of any judgment it obtains against the non-Releasing Party who is asserting the Claim-Over by whatever amount is necessary, or take other action as is sufficient, to fully extinguish the Claim-Over under applicable law. Nothing herein prevents a Releasing Party from pursuing litigation against a non-Released Party and collecting the full amount of any judgment, except to the extent it is necessary to protect the Released Party to fully extinguish a Claim-Over under applicable law.

12.7.5.    The Claim-Over protections provided in Paragraph 12.7 shall not apply to Claims brought by a State or the federal government.

12.8.Liens. Each Class Member agrees to be responsible for any lien, interest, action, or Claim asserted by any third party, in a derivative manner, for or against that Class Member’s share of the Settlement Amount, including any derivative action or Claim asserted by any financial institution, lender, insurer, agent, representative, successor, predecessor, assign, attorney, bankruptcy trustee, and any other Person who may claim through them in a derivative manner.
12.9.Exclusive Remedy. The relief provided for in this Settlement Agreement shall be the sole and exclusive remedy for all Releasing Parties with respect to any Released Claims, and the Released Parties shall not be subject to liability or expense of any kind with respect to any Released Claims other than as set forth in this Settlement Agreement.
12.10.Waiver of Statutory Rights. To the extent the provisions apply, the Releasing Parties expressly, knowingly, and voluntarily waive the provisions of Section 1542 of the California Civil Code, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
To the extent the provisions apply, the Releasing Parties likewise expressly, knowingly, and voluntarily waive the provisions of Section 28-1-1602 of the Montana Code Annotated, which provides:
A general release does not extend to claims that the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.

To the extent the provisions apply, the Releasing Parties likewise expressly, knowingly, and voluntarily waive the provisions of Section 20-7-11 of the South Dakota Codified Laws, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
To the extent the laws apply, the Releasing Parties expressly waive and relinquish all rights and benefits that they may have under, or that may be conferred upon them by, Section 1542 of the California Civil Code, Section 28-1-1602 of the Montana Code Annotated, Section 9-13-02 of the North Dakota Century Code, Section 20-7-11 of the South Dakota Codified Laws, and all similar laws of other States, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the Released Claims. In connection with such waiver and relinquishment, the Releasing Parties acknowledge that they are aware that they or their attorneys may hereafter discover Claims or facts in addition to or different from those that they now know or believe to exist with respect to the Released Claims, but that it is their intention to accept and assume that risk and fully, finally, and forever release, waive, compromise, settle, and discharge all the Released Claims against Released Parties. The Release thus shall remain in effect notwithstanding the discovery or existence of any additional or different Claims or facts.
12.11.This Agreement shall not release any Claims owned by a State or the federal government where brought, respectively, by the State or the federal government. For the avoidance of doubt, consistent with Paragraph 5.1(B) through 5.1(C) of this Settlement Agreement, this Paragraph 12.11 shall not apply to (1) any Claim brought by or on behalf of a Public Water System that is owned by a State government but (a) is not listed in SDWIS as having its sole “Owner Type” a “State government”, (b) has independent authority to sue and be sued, or (c) both, or to (2) any Claim brought by or on behalf of a Public Water System that is owned by the federal government but (a) is not listed in SDWIS as having its sole “Owner Type” the “Federal government”, (b) has independent authority to sue and be sued, or (c) both.
13.MISCELLANEOUS PROVISIONS
13.1.    Continuing Jurisdiction. The U.S. District Court for the District of South Carolina shall have and retain jurisdiction over the interpretation and implementation of this Settlement Agreement, as well as any and all matters arising out of, or related to, or involving the interpretation or implementation of the Settlement Agreement.
13.2.    Cooperation. The Parties shall cooperate fully with each other and shall use all reasonable efforts to obtain Court approval of the Settlement and all its terms. Tyco shall provide all information reasonably necessary to assist the Class Representatives in the filing of any brief supporting approval of the Settlement. Class Representatives, Class Counsel, Tyco, and Tyco’s Counsel agree to recommend approval of and to support this

Settlement Agreement to the Court and to use all reasonable efforts to give force and effect to its terms and conditions. Class Representatives, Class Counsel, Tyco, Tyco’s agents, and Tyco’s Counsel shall not in any way encourage any objections to the Settlement (or any of its terms or provisions) or encourage any Eligible Claimant to elect to opt out. Class Representatives and Class Counsel shall cooperate fully with Tyco, Tyco’s agents, and Tyco’s Counsel by providing Tyco with (and consenting to the Special Master, the Opt Out Administrator and Claims Administrator providing Tyco with) any non-privileged, non-work-product-protected documents, data, communications, or information that Tyco deems necessary to any insurance recovery effort.
13.3.    No Admission of Wrongdoing or Liability. Tyco does not admit or concede any liability or wrongdoing, acknowledge any validity to the Claims asserted in the Litigation, acknowledge any scientific, medical, factual, or other basis asserted in support of any of those Claims, acknowledge that certification of a litigation class is appropriate as to any Claim, or acknowledge any weakness in the defenses asserted in the Litigation, and nothing in this Settlement Agreement, the Preliminary Approval, or the Final Approval shall be interpreted to suggest anything to contrary. Nothing in this Settlement Agreement, any negotiations, statements, communications, proceedings, filings, or orders relating thereto, or the fact that the Parties entered the Settlement Agreement and settled the Released Claims against Released Parties shall be construed, deemed, or offered as an admission or concession by any of the Parties or as evidentiary, impeachment, or other material available for use or subject to discovery in any suit, action, or proceeding (including the Litigation), except (i) as required or permitted to comply with or enforce the terms of this Settlement Agreement, the Preliminary Approval, or the Final Approval, or (ii) in connection with a defense based on res judicata, claim preclusion, collateral estoppel, issue preclusion, release, or other similar theory asserted by any of the Released Parties. Nothing in this Agreement is intended to limit any right, Claim, or defense that any Released Party may have with respect to any litigation or Claim brought by a non-Releasing Party.
13.4.    Amendment of Settlement Agreement. No waiver, modification, or amendment of the terms of this Settlement Agreement, made before or after Final Approval, shall be valid or binding unless in writing, signed by Class Counsel and by duly authorized signatories of Tyco, and then only to the extent set forth in such written waiver, modification, or amendment, and subject to any required Court approval.
13.5.    Construction of Settlement Agreement. The Parties acknowledge as part of the execution hereof that this Settlement Agreement was reviewed and negotiated by their respective counsel and agree that the language of this Settlement Agreement shall not be presumptively construed against any of the Parties. This Settlement Agreement shall be construed as having been drafted by all the Parties to it, so that any rule of construction by which ambiguities are interpreted against the drafter shall have no force and effect.
13.6.    Arm’s-Length Transaction. The Parties each acknowledge that the negotiations leading to this Settlement Agreement were conducted regularly and at arm’s length; this

Settlement Agreement is made and executed by and of each executing Party’s own free will; each such Party knows all the relevant facts and its rights in connection therewith; and such Party has not been improperly influenced or induced to make this settlement as a result of any act or action on the part of any other Party or employee, agent, attorney, or representative of any other Party.
13.7.    Third-Party Beneficiaries. This Settlement Agreement does not create any third-party beneficiaries, except Class Members and the Released Parties other than Tyco, which are intended third-party beneficiaries.
13.8.    Entire Agreement. No representations, warranties, or inducements have been made to any of the Parties, other than those representations, warranties, and covenants contained in this Settlement Agreement, which collectively constitute the entire agreement between the Parties with regard to the subject matter contained herein, and supersede and cancel all prior and contemporaneous agreements, negotiations, commitments, and understandings between the Parties with respect to the specific subject matter hereof.
13.9.    Binding Effect. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, the Released Parties, and their respective heirs, successors, and assigns. Consistent with Paragraph 4.3, the individual signing this Settlement Agreement on behalf of Tyco represents and warrants that he or she has the power and authority to enter into this Settlement Agreement on behalf of Tyco, on whose behalf he or she has executed this Settlement Agreement, as well as the power and authority to bind Tyco to this Settlement Agreement. Likewise, consistent with Paragraph 4.2, Interim Class Counsel executing this Settlement Agreement represent and warrant that they have the power and authority to enter into this Settlement Agreement on behalf of Class Representatives and Class Members, as well as the power and authority to bind Class Representatives and Class Members to this Settlement Agreement.
13.10.    Waiver. Any failure by any Party to insist upon the strict performance by any of the other Parties of any of the provisions of this Settlement Agreement shall not be deemed a waiver of any of the provisions of this Settlement Agreement and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Settlement Agreement.
13.11.    Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of this Settlement Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach in addition to any other remedy available at law or in equity, without the necessity of demonstrating the inadequacy of money damages.
13.12.    Force Majeure. The failure of any Party to perform any of its obligations hereunder shall not subject any Party to any liability or remedy for damages, or otherwise, where such failure is occasioned in whole or in part by Acts of God, fires, accidents, pandemics, other natural disasters, interruptions or delays in communications or transportation, labor disputes or shortages, shortages of material or supplies, governmental laws, rules or regulations of governmental bodies or tribunals, acts or failures to act of any third parties, or any other similar or different circumstances or causes beyond the reasonable control of such Party.
13.13.    Confidentiality. The parties shall keep confidential the content of the negotiations, points of discussion, documents, communications, and supporting data utilized or prepared in connection with the negotiations and settlement discussions taking place in the MDL Cases, except as otherwise required by law. Nothing in this Settlement Agreement shall prevent Tyco from disclosing such information to its insurers if demanded by those insurers in the context of their coverage investigation. The parties may, at their discretion, issue publicity, press releases, or other public statements regarding this Settlement, whether unilaterally or as jointly agreed to in writing by all parties. Any jointly agreed or other statement shall not limit Tyco’s ability to provide information about the Settlement to its employees, accountants, attorneys, insurers, shareholders, or other stakeholders or in accordance with legal requirements or to limit Class Counsel’s ability to provide Notice or information about the Settlement to Eligible Claimants or in accordance with legal requirements.
13.14.    Exhibits. Any Exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of any Exhibits, including the Parties’ Joint Interpretive Guidance documents attached hereto as Exhibits N, O, P and Q, are expressly made a part of this Settlement Agreement.
13.15.    Notices to Parties. Any notice, request, instruction, or other document to be delivered pursuant to this Settlement Agreement shall be sent to the appropriate Party by (i) electronic mail; and (ii) overnight courier, delivery confirmation requested:
If to Tyco:
Joseph G. Petrosinelli
Liam J. Montgomery
Williams & Connolly LLP
680 Maine Avenue SW
Washington, D.C. 20024
jpetrosinelli@wc.com
lmontgomery@wc.com

If to the Class Representatives, Class Counsel, or Class Members:
Michael A. London
Douglas & London, P.C.
59 Maiden Lane, 6th Floor
New York, New York 10038
mlondon@douglasandlondon.com

Paul J. Napoli

Napoli Shkolnik
1302 Ponce De Leon Avenue
San Juan, Puerto Rico 00908
PNapoli@NSPRLaw.com

Scott Summy
Baron & Budd
3102 Oak Lawn Avenue, Suite 1100
Dallas, Texas 75219
ssummy@baronbudd.com

Joseph F. Rice
Motley Rice LLC
28 Bridgeside Boulevard
Mt. Pleasant, South Carolina 29464
jrice@motleyrice.com

13.16.    Governing Law. The provisions of this Settlement Agreement and the Exhibits and all actions arising out of, related to, or involving them shall be interpreted in accordance with, and governed by, the laws of the State of South Carolina, without regard to any otherwise applicable principles of conflicts of law or choice-of-law rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.
13.17.    Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all parties hereto. This Settlement Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic scan (including in the form of an Adobe Acrobat PDF file format), shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
13.18.    Captions. The captions, titles, headings, or subheadings of the sections and paragraphs of this Settlement Agreement have been inserted for convenience of reference only and shall have no effect upon the construction or interpretation of any part of this Settlement Agreement.
13.19.    Electronic Signatures. Any executing Party may execute this Settlement Agreement by having its respective duly authorized signatory sign their name on the designated signature block below and transmitting that signature page electronically to counsel for all parties. Any signature made and transmitted electronically for the purpose of executing this Settlement Agreement shall be deemed an original signature for purposes of this Settlement Agreement and shall be binding upon the Party transmitting their signature electronically.
13.20.    No Liability. No Person shall have any Claim against the Class Representatives, Class Members, Interim Class Counsel, Class Counsel, Tyco, Tyco’s Counsel, Released Parties, Notice Administrator, Opt Out Administrator, Claims Administrator, Escrow Agent, or Special Master based on actions that Interim Class Counsel, Class Counsel, Tyco’s Counsel, Notice Administrator, Opt Out Administrator, Claims Administrator, Escrow Agent, or Special Master were required or permitted to take under this Agreement.

Agreed to this 12th day of April, 2024.

INTERIM CLASS COUNSEL:
__/s/ Michael A. London
Michael A. London
Douglas & London, P.C.
59 Maiden Lane, 6th Floor
New York, NY 10038
mlondon@douglasandlondon.com

    /s/ Scott Summy
Scott Summy
Baron & Budd, P.C.
3102 Oak Lawn Avenue, Suite 1100
Dallas, TX 75219
ssummy@baronbudd.com

  /s/ Paul J. Napoli
Paul J. Napoli
Napoli Shkolnik
1302 Avenida Ponce de Leon
San Juan, Puerto Rico 00907
PNapoli@NapoliLaw.com

/s/ Joseph F. Rice
Joseph F. Rice
Motley Rice
28 Bridgeside Boulevard
Mt. Pleasant, SC 29464
jrice@motleyrice.com

TYCO: ___/s/ Joseph C. Hogan Joseph C. Hogan Vice President & Secretary Tyco Fire Products LP 2700 Industrial Parkway South Marinette, WI 54143

Exhibit	Description
A	Allocation Procedures
B1 – B5	Claims Forms
C	Escrow Agreement
D	Class Notice
E	Notice Plan
F	Summary Notice of Proposed Class Action Settlement and Court-Approval Hearing
G	Proposed Order -- Preliminary Approval Order
H	Tyco Payment Schedule
I	Opt Out Form
J	Bellwether Plaintiffs
K	Form Letter from Releasing Party
L	Form Dismissal With Prejudice
M	Confidential Letter Agreement – Opt Out Thresholds (Filed Under Seal)
N	Parties' Joint Interpretive Guidance on Interrelated Drinking Water Systems
O	Parties' Joint Interpretive Guidance on Entities That Own and/or Operate Multiple Public Water Systems
P	Parties’ Joint Interpretive Guidance on Federally Recognized Indian Tribes and Public Water Systems That They Own or Operate
Q	Parties’ Joint Interpretive Guidance on Certain Release Issues

EXHIBIT A

EXHIBIT A
Allocation Procedures
Allocation Procedures Overview
This Document describes the Allocation Procedures referred to in Section 6 of the Settlement Agreement. The Settlement Amount will be allocated between and among Qualifying Class Members as set forth in the Settlement Agreement and these Allocation Procedures.
The Court will appoint a Special Master and Claims Administrator pursuant to Rule 53 of the Federal Rules of Civil Procedure to oversee the allocation of the Settlement Funds. They will adhere to their duties set forth herein and in the Settlement Agreement. The Special Master will generally oversee the Claims Administrator and make any final decision(s) related to any appeals by Qualifying Class Members or Tyco and any ultimate decision(s) presented by the Claims Administrator. The Claims Administrator will perform the actual modeling, allocation, and payment functions. The Claims Administrator will seek assistance from the Special Master when needed. The Claims Administrator may seek the assistance of Interim Class Counsel’s consultants who provided guidance in designing the Allocation Procedures.
The Claims Administrator shall not allow for duplicate recoveries for PFAS in or entering Class Members’ Public Water Systems.
A Class Member will not be allocated or receive its share of the Settlement Funds if it does not submit a timely and complete Claims Form.
Claims Forms will be available online and can be submitted to the Claims Administrator electronically or on paper. Putative Class Members can begin providing information required by the Claims Forms once an Order Granting Preliminary Approval has been issued, then finalize submission following the Effective Date. The Claims Forms will vary depending on the specific fund(s) from which compensation is sought.
Any Qualifying Class Member who has submitted information through the Claims Administrator’s website pursuant to previous Public Water System (“PWS”) settlements will not need to re-submit that same information. Qualifying Class Members will have the opportunity to update previously provided information to bring their submission(s) current and/or reflect new information.
DEFINITIONS
As used in the Settlement Agreement and this Exhibit, the following terms have the defined meanings set forth below. Unless the context requires otherwise, (a) words expressed in the plural form include the singular, and vice versa; (b) words expressed in the masculine form include the feminine and gender neutral, and vice versa; (c) the word “will” has the same meaning as the word “shall,” and vice versa; (d) the word “or” is not exclusive; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”; (f) references to any law include all rules, regulations, and sub-regulatory guidance promulgated thereunder; (g) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation”; and (h) references to dollars or “$” are to United States dollars.
All capitalized terms herein shall have the same meanings set forth in the Settlement Agreement or in the additional definitions set forth below.

“Adjusted Base Score” has the meaning set forth in Paragraph II(6)(f) of these Allocation Procedures. “Adjusted Flow Rate” has the meaning set forth in Paragraph II(6)(d) of these Allocation Procedures.
“Base Score” has the meaning set forth in Paragraph II(6)(e) of these Allocation Procedures.
“Baseline Testing” has the meaning set forth in Paragraph II(2) of these Allocation Procedures.
“Capital Costs Component” has the meaning set forth in Paragraph II(6)(e)(ii) of these Allocation Procedures.
“Litigation Bump” has the meaning set forth in Paragraph II(6)(f)(iii) of these Allocation Procedures.
“Operation and Maintenance Costs Component” has the meaning set forth in Paragraph II(6)(e)(iii) of these Allocation Procedures.
“PFAS Score” has the meaning set forth in Paragraph II(6)(c) of these Allocation Procedures.
“PFOA” means Chemical Abstracts Service registry number 45285–51–6 or 335–67–1, chemical formula C8F15CO2, perfluorooctanoate, along with its conjugate acid and any salts, isomers, or combinations thereof.
“PFOS” means Chemical Abstracts Service registry number 45298–90–6 or 1763–23–1, chemical formula C8F17SO3, perfluorooctanesulfonate, along with its conjugate acid and any salts, isomers, or combinations thereof.
“Proposed Federal PFAS MCLs” means the maximum level of a specific PFAS analyte (or a mixture containing one or more PFAS analytes) in Drinking Water that can be delivered to any user of a Public Water System without violating the rule proposed in 88 Fed. Reg. 18,638, 18,748 (Mar. 29, 2023) (proposing 40 C.F.R. § 141.61(c)(34)–(36) & n.1). If the federal PFAS MCLs are finalized before the Court issues Final Approval, the final federal PFAS MCLs will be utilized instead of the Proposed Federal PFAS MCL; otherwise, the Proposed Federal PFAS MCLs will be used.
“Public Water Provider Bellwether Bump” has the meaning set forth in Paragraph II(6)(f)(iv) of these Allocation Procedures.

“Regulatory Bump” has the meaning set forth in Paragraph II(6)(f)(ii) of these Allocation Procedures.
“Settlement Award” has the meaning set forth in Paragraph II(6)(g) of these Allocation Procedures.
“State MCL” means the Maximum Contaminant Level of a specific PFAS analyte (or a mixture containing one or more PFAS analytes) in Drinking Water that can be delivered to any user of a Public Water System without violating the law of the state where that Public Water System is located as of the Settlement Date.

I.Verification of Qualifying Class Members
1.The Claims Administrator will verify that each entity that submitted a Claims Form is a Qualifying Class Member.
a.A Qualifying Class Member is an Active Public Water System in the United States that has one or more Impacted Water Sources as of May 15, 2024.

2.Exclusions from the Settlement Class:

a.The City of Marinette Waterworks, denoted as Water System ID “WI4380395” in the SDWIS (provided, however, that the City of Marinette Waterworks will be included within the Settlement Class if it so requests);

b.Non-Transient Non-Community Water Systems serving 3,300 or fewer people,
c.Transient Non-Community Water Systems of any size,

d.Any Public Water System that is owned by a State government and lacks independent authority to sue and be sued,

e.Any Public Water System that is owned by the federal government and lacks independent authority to sue and be sued,

f.Any privately owned well that provides water only to its owner’s (or its owner’s tenant’s) individual household and any other system for the provision of water for human consumption that is not a Public Water System.

3.Validation of Data
a.The Claims Administrator will review the information provided on a Qualifying Class Member’s Claims Form(s) to ensure it is complete. Information about each Impacted Water Source listed by a Class Member shall be submitted with verified supporting documentation as specified in the Claims Form(s).

b.The Claims Administrator will examine each Impacted Water Source’s test results to confirm that all sample results are Qualifying Test Results. This examination will verify membership in the Class and will also be used for scoring purposes as outlined below.

i.A Qualifying Test Result means the result of a test conducted by or at the direction of a Class Member or of a federal, state, or local regulatory authority, or any test result reported or provided to the Class Member by a certified laboratory or other Person, that used any state- or federal agency-approved or validated analytical method to analyze Drinking Water or water that is to be drawn or collected into a Class Member’s Public Water System.

ii.Qualifying Class Members may submit Qualifying Test Results from untreated (raw) or treated (finished) water samples. However, all samples must be drawn from a Water Source that is or was utilized by the Qualifying Class Member to provide Drinking Water.

c.The Claims Administrator will confirm each Class Member’s population served or number of service connections with information provided by the Class Member to the
U.S. EPA or a state agency. Any conflicts in population served or service connections data will be resolved in favor of the data most-recently reported to the U.S. EPA or state agency.
d.For each Impacted Water Source, the Claims Administrator will verify the maximum flow rate of a groundwater well or the flow rate of the water that enters the treatment plant of a surface water system. The Claims Administrator will also verify the three (3) highest annual average flow rates of the groundwater well or surface water system over a ten-year period (2014-2023). Documentation related to the flow rates of each Impacted Water Source must be verified by each Qualifying Class Member as part of the Claims Form.

e.Any Qualifying Class Member that has previously submitted information to the Claims Administrator in connection with another PWS Settlement will not need to submit that same information again. Where such information has been provided and is available, it will be applied to the Tyco PWS Settlement in order to allow the Claims Administrator to process verification as efficiently and consistently as possible. Qualifying Class Members will have the opportunity to update information previously provided as needed.

f.The Claims Administrator will notify Qualifying Class Members with incomplete Claims Forms of the requirements to cure deficiencies.
II.Allocation Procedures
1.Verification:

The Claims Administrator will verify whether each Qualifying Class Member is a Qualifying Class Member by determining whether the Qualifying Class Member has one or more Impacted Water Sources as of May 15, 2024.

2.Baseline Testing
a.Each Qualifying Class Member must test each of its Water Sources for PFAS, request from the laboratory that performs the analyses all analytical results, including the actual numeric values, and submit detailed PFAS test results to the Claims Administrator on a Claims Form by dates specified below. This process is referred to as Baseline Testing.

b.Any Qualifying Class Member that has an Impacted Water Source based on a test conducted on or before the Settlement Date does not need to test that Water Source again for purposes of Baseline Testing.

c.If a Water Source was tested only prior to January 1, 2019, and its test results do not show a Measurable Concentration of PFAS, that Water Source must be retested to meet Baseline Testing requirements. If a Water Source was tested on January 1, 2019, or later, and its test results do not show a Measurable Concentration of PFAS, no further testing of that Water Source is required.

d.Baseline Testing requires the following:
i.PFAS tests must be conducted at a minimum for the 29 PFAS analytes for which UCMR-5 requires testing, and

ii.the PFAS test results must report any Measurable Concentration of PFAS, regardless of whether the level of PFAS detected in the water is above or below UCMR-5’s relevant minimum reporting level.
e.Failure to test and submit Qualifying Test Results for Water Sources will disqualify Water Sources from consideration for present and future payments.

3.Non-Detect Water Sources

a.The Claims Administrator will maintain the reported Baseline Testing results that have no Measurable Concentration of PFAS submitted by Qualifying Class Members.

b.Water Sources reporting no Qualifying Test Result showing a Measurable Concentration of PFAS may be eligible for funding from the Supplemental Fund.

4.Supplemental Fund
a.The Escrow Agent will transfer into the Supplemental Fund seven percent (7%) of each payment Tyco has made into the Action Fund in accordance with the Payment Schedule.

b.The Supplemental Fund will be used to compensate the following Qualifying Class Member’s Water Sources:
i.Water Sources that were reported in a Public Water System Settlement Claims Form to have no Qualifying Test Result showing a Measurable Concentration of PFAS and because of later PFAS testing obtain a Qualifying Test Result showing a Measurable Concentration of PFAS;

ii.Impacted Water Sources that do not exceed an applicable State MCL or the Proposed Federal PFAS MCLs at the time their Claims Forms are submitted and because of later PFAS testing obtain a Qualifying Test Result showing a Measurable Concentration of PFAS that exceeds the Proposed Federal PFAS MCLs or an applicable State MCL;

iii.Water Sources for which information was previously submitted in connection with another PWS Settlement, but whose data requires updating to account for any changes in circumstance between previous submission(s) and the Claims Period relevant to the Tyco PWS Settlement.

c.A Qualifying Class Member may submit a Supplemental Fund Claims Form to the Claims Administrator at any time up to and including December 31, 2030.

d.The Claims Administrator will individually calculate for each Impacted Water Source that has submitted a Supplemental Fund Claims Form to approximate, as closely as is reasonably possible, the amount that each Impacted Water Source would have been allocated had it been in the Action Fund (Allocated Amount).
e.The Claims Administrator shall issue funds from the Supplemental Fund in amounts that reflect the difference between the Impacted Water Source’s Allocated Amount and what the Qualifying Class Member has already received, if anything, for the Impacted Water Source.
f.In the event the Supplemental Fund requires additional funding, the Claims Administrator, with the approval of the Special Master, may exercise discretion to replenish the Supplemental Fund from future payment obligations to the Action Fund.

g.The Claims Administrator shall pay any money remaining in the Supplemental Fund as of December 31, 2033, to the Qualifying Class Members, divided among the Qualifying Class Members in the proportions as prior total payments to each Qualifying Class Member from all funds established by the Settlement Agreement.

5.Special Needs Fund

a.The Escrow Agent will transfer into the Special Needs Fund five percent (5%) of each payment Tyco has made into the Action Fund in accordance with the Payment Schedule.

b.Over the last decade, Qualifying Class Members have been faced with how to deal with discovering PFAS in their Impacted Water Sources. Many have also faced state PFAS advisories and regulations. Some Qualifying Class Members or affiliated parties may have responded by taking action(s) to limit PFAS impacts to their customers and Water Sources. Without limiting the possible actions taken by Qualifying Class Members, examples include: taking wells offline, reducing flow rates, drilling new wells, pulling water from other sources, and/or purchasing supplemental water.
c.The Special Needs Fund is intended to compensate those Qualifying Class Members that spent money to address PFAS detections in their Impacted Water Sources, including to reimburse or re-pay affiliated parties that took such actions. This is in addition to any other compensation provided by the Settlement.

d.A Qualifying Class Member may submit to the Claims Administrator a Special Needs Fund Claims Form up to forty-five (45) calendar days after submitting its Public Water System Settlement Claims Form.

e.After receiving all timely Special Needs Fund Claims Forms, the Claims Administrator will review such forms and determine which Qualifying Class Members shall receive additional compensation and the amount of compensation. The Claims Administrator will recommend the awards to the Special Master, who must review and ultimately approve or reject them.

f.The Claims Administrator shall pay any money remaining in the Special Needs Fund to the Qualifying Class Members, divided among the Qualifying Class Members in the proportions as prior total payments to each Qualifying Class Member from all funds established by the Settlement Agreement after all Special Needs Claims have been reviewed and paid.

6.Action Fund
a.The deadline for Qualifying Class Members to submit a Public Water System Settlement Claims Form for all Impacted Water Sources is sixty (60) calendar days after the Effective Date. This deadline can be extended by the Claims Administrator only if a Qualifying Class Member demonstrates that it has, prior to such deadline, submitted water samples necessary to meet the requirements of Baseline Testing and is awaiting analytical results from a laboratory capable of issuing a Qualifying Test Result.

b.The Claims Administrator will calculate payments from the Action Fund after the Escrow Agent has transferred the amounts described above for the Supplemental Fund and the Special Needs Fund. The Action Fund will be allocated to the Qualifying Class Members’ Impacted Water Sources using the following allocation methodology.

c.PFAS Score

i.For purposes of calculating each Impacted Water Source’s PFAS Score, the Claims Administer will examine the Qualifying Class Member’s Public Water System Settlement Claims Form to determine the highest concentration, expressed in parts per trillion (“ppt,” or nanograms per liter), that the Impacted Water Source has shown, according to one or more Qualifying Test Results, for PFOA, for PFOS, and for any other single PFAS analyte listed on the Claims Form.
ii.The Claims Administrator will determine each Impacted Water Source’s PFAS Score by taking the GREATER of either:

a.the sum of the maximum levels for PFOA and for PFOS,
PFAS Score = [PFOA (Max Level) + PFOS (Max Level)]
or

b.the sum of the maximum levels of PFOA and PFOS averaged with the square root of the maximum level of any other single PFAS analyte listed on the Claims Form.
PFAS Score = {[PFOA (Max Level) + PFOS (Max Level)] + Other PFAS (Max level)0.5} / 2

d.Adjusted Flow Rate

i.Impacted Water Sources’ flow rates can be reported in the Claims Forms in either gallons per minute (gpm) or Million Gallons per Day (MGD). One thousand (1,000) gpm equals 1.44 MGD because there are one thousand four hundred forty (1,440) minutes in each day. The Claims Administrator must convert the MGD reported flow rates into gpm for all calculations.

ii.Groundwater water sources should report flow rates from the groundwater well. Surface water sources should report the flow rate of the water that enters the treatment plant.

iii.The Claims Administrator will determine the Adjusted Flow Rate for each Impacted Water Source by first averaging the three highest annual average flow rates that the Qualifying Class Member drew from the groundwater Impacted Water Source or that entered the surface water treatment plant. The three highest annual average flow rates can be selected from a ten-year period from 2014-2023. This average will then be averaged with the verified maximum flow rate of a groundwater Impacted Water Source or the maximum flow rate entering a surface water Impacted Water Source.

iv.If the Qualifying Class Member can demonstrate that an Impacted Water Source was taken off-line or reduced its flow rate as a result of PFAS contamination and additional years are needed to obtain accurate flow rates not impacted by PFAS, the Claims Administrator can consider years beyond the 2014-2023 timeframe.
v.For purposes of the Allocation Procedures, a Public Water System’s multiple intakes from one distinct surface water source are deemed to be a single Water Source so long as the intakes supply the same water treatment plant.

vi.For purposes of the Allocation Procedures, a Public Water System’s intakes from one distinct surface-water source that supply multiple water treatment plants are deemed to each be a separate Water Source.

vii.For purposes of the Allocation Procedures, a Public Water System’s multiple groundwater wells (whether from one distinct aquifer or from multiple distinct aquifers) that supply multiple water treatment plants are deemed to each be a separate Water Source.

viii.If a water treatment plant is blending both surface water and groundwater before treatment, only one Adjusted Flow Rate is used.

ix.In the event a Public Water System owns both groundwater wells and surface water system(s) that have separate treatment plants, they shall be deemed to each be a separate Water Source.

e.Base Score Calculations

i.The Base Score will be calculated using two primary components: a proxy for capital costs and a proxy for operation and maintenance (O&M) costs. Capital costs are driven primarily by the size of the Impacted Water Source. O&M costs are driven primarily by the size of the Impacted Water Source and the concentration of PFAS.
Base Score = Capital Costs Component + Operation and Maintenance Costs Component
ii.Capital Costs Component
a.U.S. EPA published a revision of its “Work Breakdown Structure-Based Cost Model for Granular Activated Carbon Drinking Water Treatment” in March 2023. This publication includes a Work Breakdown Structure (WBS) model that estimates the cost of treating PFAS contamination based on the flow rate of an Impacted Water System. A cost curve can be derived from the U.S. EPA WBS which expresses treatment costs in cost per thousand gallons produced. The below “Flow Rate Adjustment Factor” graph is the cost curve relating the treatment cost per thousand gallons as a function of overall size. This cost curve recognizes a decrease in unit cost as the flow rate for an Impacted Water Source increases. Each Impacted Water Source’s Capital Costs Component of the Base Score is calculated off this cost curve.
Capital Cost Component = (EPA unit cost * flow rate) Treatment cost per thousand gallons = 7.7245 *(Flow Rate)-0.281
Capital Cost Score = annual 1000 G units * treatment cost per thousand gallons

iii.Operation and Maintenance Costs Component

a.The factors that affect O&M can be complex and depend on a range of factors (including but not limited to influent source quality, pH, temperature, type and concentration of PFAS influent, media used, etc.). However, the volume capacity of treatment media to remove PFAS decreases as the concentration of PFAS increases. This necessitates more frequent replacements of the treatment media, which increases the quantity of spent media that must be discarded. This increases the O&M costs of PFAS treatment.
b.There is an observed increase in O&M costs as PFAS concentration increases. The available data suggest that as concentrations increase, O&M costs will increase in a non-linear, curved relationship as it is easier and less expensive to remove higher concentrations up to a certain level. The increase in O&M costs is thus a function of the PFAS levels and the size of the system (reflected in the Capital Cost Component). The following equation represents this relative relationship which considers that all Qualifying Class Members will require basic O&M tied to the Capital Cost Component as well as additional O&M driven by the level of PFAS concentrations.
O&M Cost Component = ((PFAS Modifier*PFAS Score) * Capital Cost Component) + Capital Cost Component

PFAS Modifier = 0.005

c.The result is an exponential reduction in the unit cost of PFAS removal as PFAS concentrations increase. This exponential effect is captured in part by the Allocation Procedures’ nonlinear approach to flow rates and in part by the Allocation Procedures’ use of a square-root factor for certain PFAS analytes.

d.When the Base Score is calculated where the O&M Costs Component and Capital Costs Component are combined, a roughly three-fold difference is obtained over the regulatory threshold of 4 ppt to 1000 ppt. The results of this calculation are shown in the below example for the EPA WBS standard design system at 1494 GPM as a function of relative PFAS concentrations.
(EPA unit cost * flow rate) + ((PFAS Modifier*PFAS Score) * Capital Cost Component) + Capital Cost Component

f.Adjusted Base Score

i.After calculating the Base Score of each Impacted Water Source, the Claims Administrator then will apply any Bumps based on certain factors defined below. This will yield the Adjusted Base Score for each Impacted Water Source.
ii.Regulatory Bump:
a.An Impacted Water Source’s Base Score will receive a Regulatory Bump if the Impacted Water Source:

i.exceeds the four (4) ppt Proposed Federal PFAS MCL for PFOS or the four (4) ppt Proposed Federal PFAS MCL for PFOA;

ii.exceeds the Proposed Federal PFAS MCL Hazard Index (based on 9 ppt PFHxS, 10 ppt GenX chemicals, 10 ppt PFNA, 2000 ppt PFBS – applying the Hazard Index formula set forth in 88 Fed. Reg. 18,638, 18,748 (Mar. 29, 2023) (proposing 40 C.F.R. § 141.61(c)(36) & n.1
(2023)); or

iii.exceeds an applicable State MCL that is below the Proposed Federal PFAS MCL for the same PFAS analyte, or exceeds an applicable State MCL for a PFAS analyte for which there is no Proposed Federal PFAS MCL.

b.The Claims Administrator will consider all Proposed Federal PFAS MCLs and existing State MCLs for PFAS analytes existing on the date the Court issues a Final Approval to determine if an Impacted Water Source has ever exceeded any applicable standard.

c.The Claims Administrator will adjust the Base Score for those Impacted Water Sources that are subject to the Regulatory Bump by a positive adjustment factor of 4.00.

iii.Litigation Bump

a.The Litigation Bump applies to the Impacted Water Sources of any Qualifying Class Member that, as of the Settlement Date, had pending Litigation in the United States of America in which it asserts against any Released Party any Claim related to alleged actual or potential PFAS contamination of Drinking Water.

b.No more than one Litigation Bump may apply to an Impacted Water Source.
c.For cases on file by December 31, 2020, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.25.

d.For cases filed in 2021, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.20.
e.For cases filed in 2022, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.15.

f.For cases filed in 2023, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.10.
g.For cases filed between January 1, 2024 and the Settlement Date, the Claims Administrator will adjust the Base Score for those Impacted Water Sources by a positive adjustment factor of 0.05.

iv.Public Water Provider Bellwether Bump

a.The Public Water Provider Bellwether Bump applies to any Impacted Water Source that is owned or operated by a Qualifying Class Member that served as one of the thirteen Public Water Provider Bellwether Plaintiffs listed in Exhibit J as either a Water Provider Bellwether Case and/or a Telomer Water Provider Bellwether Case.

b.More than one Public Water Provider Bellwether Bump can be applied to an Impacted Water Source (i.e., the Qualifying Class Members selected as Tier 2 Public Water Provider Bellwether Plaintiffs will receive all two adjustments provided below).

c.The Claims Administrator will adjust the Base Scores for Qualifying Class Members that were selected as one of the thirteen Tier One Water Provider Bellwether cases by a positive adjustment factor of 0.15.

d.The Claims Administrator will adjust the Base Scores for Qualifying Class Members that were selected as one of the three Tier Two Water Provider Bellwether cases by a positive adjustment factor of 0.20.

e.The Claims Administrator will adjust the Base Scores for the Qualifying Class Members that were selected as the Tier 2 Telomer Water Provider Bellwether cases by a positive adjustment factor of 0.30.

v.For each Impacted Water Source, the Claims Administrator will sum the applicable Bump adjustments and multiply the summed adjustments by the Base Score. Then, the Claims Administrator will take this total and add it to the Base Score to determine the Adjusted Base Score.
Adjusted Base Score = (Sum of Adjustments * Base Score) + Base Score

g.Settlement Award

The Claims Administrator will first divide an Impacted Water Source’s Adjusted Base Score by the sum of all Adjusted Base Scores. This number gives each Impacted Water Source its percentage of the Action Fund. Then, that percentage is multiplied by the Action Fund to provide the Settlement Award for each Impacted Water Source.

Settlement Award = (Adjusted Base Score / Sum of All Adjusted Base Scores)
* (Action Fund)

h.Claims Administrator Notification to Qualifying Class Members

The Claims Administrator will notify each Qualifying Class Member of the Settlement Awards for all its Impacted Water Sources. Class Counsel and Tyco shall simultaneously receive copies of all such notices, as well as a report on the allocation of all amounts paid to Qualifying Class Members.
i.Requests for Reconsideration to the Claims Administrator

i.After a Qualifying Class Member receives notification of its Settlement Award from the Claims Administrator, it will have ten (10) Business Days from the receipt of such notification to request that the Special Master reconsider a part of the calculation based on a mistake/error alleged to have occurred. The Qualifying Class Member has no other appellate rights.
ii.After they receive notification from the Claims Administrator, Tyco and Class Counsel shall each have ten (10) Business Days to request that the Special Master reconsider any of the calculations based on a mistake/error alleged to have occurred.
iii.After the Special Master receives all timely requests for reconsideration, the Special Master within ten (10) Business Days shall make a decision on the request for reconsideration, and, if warranted will request that the Claims Administrator correct any mistakes/errors and run the calculations again. Except when Section 8 of the Settlement Agreement provides otherwise, any decision by the Special Master is final, binding, and non-appealable.

j.Payments for the Action Fund
Tyco shall make payments for the Action Fund in multiple installments over time, as set forth in the Payment Schedule in Exhibit H. The total amount of all payments described in this Paragraph will be $750,000,000. Within five (5) Business Days after each payment described in the Payment Schedule in Exhibit H, the Escrow Agent shall transfer seven percent (7%) of the payment amount into the Supplemental Fund and five percent (5%) of the payment amount into the Special Needs Fund.

EXHIBIT H

EXHIBIT H
Payment Schedule

Tyco’s payment of the Settlement Amount totaling $750,000,000 shall be made in accordance with the Settlement Agreement and with the schedule laid out herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Settlement Agreement.

Payment Designation	Earliest Possible Payment Date	Amount
First Payment	May 28, 2024	$250,000,000 (plus, if applicable, Insurance Payment(s) as described below)
Interim Payment(s), if any, as described below
Last Payment	October 15, 2024	$500,000,000 (with adjustments as described below based on Interim Payment(s) (if any))

Definitions
“TFP QSF” means the qualified settlement fund authorized pursuant to Section 468B of the United States Internal Revenue Code under the name TFP QSF, LLC that Tyco has established and intends to use for the purposes described herein.

“Insurance Payment” means cash recovery of greater than or equal to $10,000,000 received by Tyco or the TFP QSF after the Settlement Date from any Tyco insurance carrier—whether by settlement or judgment—to pay claims for coverage of Released Claims. Tyco shall be obligated to remit such Insurance Payment(s) in accordance with the terms described below under “Effect of Insurance Payment(s).”

“Interim Payment” means the payment, if any, of between the First Payment and the Last Payment as described below.

“Maximum Total Payment” means Tyco’s total payment of the Settlement Amount of $750,000,000 in accordance with Sections 3.1 and 6 of the Settlement Agreement, including without limitation all attorneys’ fees, costs, and expenses. For the avoidance of doubt, under no circumstances shall Tyco or the TFP QSF be liable for any amount more than the Maximum Total Payment of $750,000,000.

Payment Dates
Each date in the Table reflects the earliest possible payment date for each payment from Tyco, subject to the following constraints.

The First Payment shall be due and payable on the later of: May 28, 2024 or ten days after Preliminary Approval.

The Last Payment shall be due and payable on the later of: October 15 or six months after the Court grants Preliminary Approval, provided, however, Tyco has not already paid the Maximum Total Payment by that date by way of Insurance Payment(s).

Effect of Insurance Payment(s)
Within seven (7) days of any deposit of an Insurance Payment greater than or equal to $10,000,000 to the TFP QSF after the Settlement Date, Tyco shall notify Class Counsel of the date and amount of the Insurance Payment.

Within 21 days of any deposit of an Insurance Payment to Tyco or the TFP QSF after the First Payment date, Tyco shall wire transfer to the Qualified Settlement Fund specified in Section 6 of the Settlement Agreement an amount equal to: (1) the Insurance Payment, (2) less the total of all prior payments made by Tyco to the Qualified Settlement Fund, and (3) not to exceed the Maximum Total Payment when aggregated with all Tyco payments.

These obligations will end once Tyco has paid the Maximum Total Payment, or Settlement Amount, of $750,000,000.

By way of illustration only:

•If Tyco deposits an Insurance Payment of $200,000,000 to the TFP QSF (and that is the first such Insurance Payment) on May 1, 2024, the First Payment shall be $250,000,000. Assuming no further Insurance Payment(s) in this illustration, the Last Payment would total $500,000,000.

•If Tyco deposits an Insurance Payment of $300,000,000 to the TFP QSF (and that is the first such Insurance Payment) on May 1, 2024, the First Payment shall be $300,000,000. Assuming no further Insurance Payment(s) in this illustration, the Last Payment would total $450,000,000.

•If Tyco makes the First Payment of $250,000,000, and then subsequently deposits an Insurance Payment of $300,000,000 to the TFP QSF (and that is the first such Insurance Payment) on July 1, 2024, by no later than July 22, 2024, Tyco shall make a supplemental wire transfer to the Qualified Settlement Fund of $50,000,000. Assuming no further Insurance Payment(s) in this illustration, the Last Payment would total $450,000,000.

EXHIBIT N

Memorandum:

The Parties’ Joint Interpretive Guidance on Interrelated Drinking Water Systems

This memorandum provides guidance on how the Settlement Agreement between Public Water Systems and Tyco Fire Products LP applies in interrelated Drinking Water systems where there is not a single entity that draws water from a source, treats the water for any contaminants, and distributes the water to residential customers and other end users. This memorandum uses as its chief example of an interrelated Drinking Water system the scenario where one water system (a “retail customer”) purchases water from another entity (a “wholesaler”). The principles set forth here may also apply to other interrelated-system scenarios where more than one entity is involved in providing Drinking Water.

BASIC PRINCIPLES

•The Settlement Agreement applies to Public Water Systems that operate as wholesalers. Most wholesalers are registered with the EPA as Public Water Systems1 and/or fall within the Settlement Agreement’s definition of “Public Water System.”
•Public Water Systems, including wholesalers and their retail customers, are Class Members if they fall within the definition of the “Settlement Class.” A Public Water System is in the Settlement Class if it detects PFAS at any level on or before May 15, 2024 or otherwise falls within the Settlement Class definition.
•Purchased water is covered by the Settlement and will be taken into account by the Claims Administrator under the Allocation Procedures.

•Consistent with a fundamental precept of the Settlement, the Settlement Agreement provides for one payment for each respective Water Source, not a double recovery by both the wholesaler and its retail customer. The payment may be divided between the wholesaler and the retail customer as described below.
•The Settlement Agreement provides the Claims Administrator with sufficient discretionary authority, subject to the Special Master’s oversight and authority to decide appeals, to apply the terms of the Settlement Agreement (including its Exhibits) to the unique facts presented by each interrelated Drinking Water system, in order to expeditiously allocate and distribute the Settlement Funds among all Qualifying Class Members in a manner that is fair and equitable and accords with the procedures and timing described in the Allocation Procedures. Appeals of the Claims Administrator’s decisions regarding apportionment of an award between two or more claimants will be
1 In determining the number of people that a wholesaler serves, data from SDWIS’s “Population Served Count” field should be considered for both the wholesaler and related entities such as its customers, as indicated by SDWIS’s “Seller PWS ID” and “Seller PWS Name” fields.

governed by the appeals process described in paragraph 2.65 and section 8 of the Settlement Agreement.

OPERATION OF ALLOCATION PROCEDURES

•In almost all circumstances where a Public Water System purchases water from a wholesaler, both will be in the Settlement Class as to that water. Because the Settlement provides that there will be one amount allocated to that water to avoid double recovery or duplicative allocation, the following principles will apply to dividing the Allocated Amount between the wholesaler and the retail customer:
oIf the wholesaler and the retail customer come to an agreement as to how to divide the Allocated Amount, they should inform the Claims Administrator (either by submitting a Joint Claims Form, as described below, or otherwise).
oAbsent such an agreement, the Claims Administrator will divide the Allocated Amount based on relative capital and O&M costs of PFAS treatment borne by the wholesaler and the retail customer, respectively. The Claims Administrator shall determine how such costs are “borne” by assessing and taking into account which entity does, or has responsibility for, the PFAS treatment2 and, to the extent it is the wholesaler, whether the retail customer paid all or part of the costs indirectly through the purchase price, under the applicable contract, or otherwise.3
•Where the wholesaler opts out (or, hypothetically, is not in the Settlement Class), but the retail customer is in the Settlement Class, the retail customer receives the recovery for the water if it shows that it bears the PFAS treatment costs for that water.

•Where the retail customer opts out (or, hypothetically, is not in the Settlement Class), but the wholesaler is in the Settlement Class, the wholesaler receives the recovery for the water if it shows that it bears the PFAS treatment costs for that water.

In applying these principles, the Claims Administrator will use information supplied in Claims Forms as described below.

MECHANICS FOR SUBMISSION OF CLAIMS FORMS

Class Members in a wholesaler-retailer relationship will have three options for submitting Claims Forms relating to the purchased water: (1) submit a Joint Claims Form to the Claims Administrator; (2) unilaterally submit other documentation to the Claims Administrator; or (3) do not make any special submission to the Claims Administrator (beyond the individual Claims
2 In this memorandum, PFAS “treatment” refers to PFAS treatment, filtration, and remediation, removal of PFAS from water or a system, and any effort to prevent PFAS from entering water or a system.
3 In this memorandum, references to “borne” and “bear” will be interpreted consistent with these principles. In determining whether a retail customer bears the cost of PFAS treatment, the Claims Administrator also may take into account whether the retail customer shows that water was re-contaminated with PFAS after sale by the wholesaler.

Form that all Class Members must submit to qualify for payments). The effect of each option will be described next.

Option One:
Submit a Joint Claims Form with Another Class Member

To assist the Claims Administrator in making decisions where two or more Class Members handle the same water, the Claims Administrator shall make available a Joint Claims Form that any two (or more) Class Members may submit to provide information to help the Claims Administrator assess relevant claims. The Joint Claims Form will enable the Class Members to explain their relationship and express their joint view about the proper division of an Allocated Amount between them. For example, the Class Members submitting this Joint Claims Form may report on any contractual relationship that dictates (or at least suggests) how payments should be shared. The Claims Administrator ordinarily will adhere to any division of funds that the Class Members jointly suggest in their timely Joint Claims Form, provided the agreement is consistent with the principles and terms of the Settlement Agreement.

The Joint Claims Form is in addition to the other Claims Forms required by the Settlement Agreement, which each Class Member must still submit to obtain payment. In addition, if a wholesaler owns Impacted Water Sources that are independent of and unrelated to the water that it sells to a retail customer, the wholesaler can make independent claims for those Impacted Water Sources. Likewise, if a retail customer draws or collects water from Impacted Water Sources that are independent of and unrelated to the water that it purchases from a wholesaler, the retail customer can make independent claims for those Impacted Water Sources.

Option Two:
Submit Other Documentation Unilaterally

If, for any reason, two or more Class Members that could have submitted a Joint Claims Form do not do so, then the Claims Administrator may consider any relevant documents that either Class Member timely submits to the Claims Administrator. To facilitate the submission and review of such documents, the Claims Administrator shall make available an Addendum Form to be used by any Class Member submitting such documents. These documents could include, for example, a contract dictating or suggesting how such funding should be shared or at least explaining what responsibility is borne by each Class Member for any capital and/or O&M costs of treating PFAS.

Option Three:
Make No Special Submission

If Class Members that could submit a Joint Claims Form for a specific Water Source do not submit such a Form (Option One), and if none of those Class Members submits relevant documentation (Option Two), the Claims Administrator has full discretionary authority to request additional information that he deems necessary to determine which entity or entities bear the PFAS treatment costs for that water. Absent adequate information about how PFAS treatment costs will be borne, the Claims Administrator may divide an Allocated Amount equally between or among Class Members.

The expectation is that Class Members eligible to file a Joint Claims Form will timely do so, likely rendering unnecessary any request for additional information. Of course, to access funds from the Settlement Agreement, a Class Member also must submit an individual Claims Form and thus become a Qualifying Class Member.

CLARIFICATIONS

Scope of Release

The Settlement Agreement contains detailed release provisions that specify whose claims are released. A core purpose of the release provisions is to prevent double recovery for the same water. In general, by participating in the Settlement, a Class Member releases claims on behalf of itself and its Releasing Parties (as defined in the Settlement Agreement) with respect to the water provided to (or supplied by) the Class Member. In general, if a wholesaler opts out of the Settlement Class and its retail customer is a Class Member, the release would extend to the wholesaler as to the water it provided to the Class Member except to the extent the wholesaler shows it had the obligation for and bore unreimbursed PFAS-treatment costs for that water independent of the retail customer. Ultimately, whether claims are released will turn on the application of the release provisions of the Settlement Agreement to the specific facts relevant to the wholesaler, the retail customer, and their relationship.4

Definition of “Water Source”

The Settlement Agreement defines “Water Source” as, among other things, “a groundwater well, a surface water intake, or any other intake point from which a Public Water System draws or collects water for distribution as Drinking Water.” This definition is intended to be broad and includes any point from which a Public Water System may draw or collect water, regardless of whether the Water Source is owned by a retail customer or by a wholesaler.

The Settlement Agreement’s definition of “Water Source” contains a clause expressly including “the raw or untreated water” that a Public Water System draws or collects from an intake point for distribution as Drinking Water. Such clause was intended to bar duplicative recovery for the same water. It was not intended, and should not be interpreted by the Claims Administrator, to preclude a retail customer from recovering for water that it purchases from a wholesaler, to the extent that the retail customer bears all or part of the PFAS treatment costs for that water. Nor should the clauses be interpreted to bar two or more Class Members from sharing the Allocated Amount for the water if they both bear part of the PFAS treatment costs for that water.

4 Nothing in this guidance supersedes the provisions of the Settlement Agreement about the States, the federal government, or certain Public Water Systems owned by States or the federal government.

* * *

Because each interrelated Drinking Water system presents unique facts, ultimately the Claims Administrator, under the Special Master’s oversight, will need to exercise sound discretion to ensure fair and equitable outcomes that comport with the principles and terms of the Settlement Agreement.

EXHIBIT O

Memorandum:

The Parties’ Joint Interpretive Guidance On
Entities That Own And/Or Operate
Multiple Public Water Systems

    This memorandum provides guidance on how the Settlement Agreement between Public Water Systems and Tyco Fire Products LP applies where a single entity owns and/or operates multiple Public Water Systems.

The Settlement involves a nationwide Settlement Class of individual Public Water Systems. If one Public Water System that is an Eligible Claimant opts out (i.e., submits a Request for Exclusion) and thus does not become a Class Member,5 that action alone would not automatically result in all Eligible Claimants with the same owner, the same operator, or both, opting out. The Settlement Agreement’s Exhibit D (Notice) expressly states:

[I]f you own or operate more than one Active Public Water System and are authorized to determine whether to submit Requests for Exclusion on those Active Public Water Systems’ behalf, you may submit a Request for Exclusion on behalf of some of those Active Public Water Systems but not the other(s). You must submit a Request for an Exclusion on behalf of each such Active Public Water System that you wish to opt out of the Settlement Class.

Likewise, as to the Release, if an entity that owns and/or operates multiple Public Water Systems becomes a Class Member as to some of them, but opts out as to others, that entity’s claims are released as to the former Public Water Systems and their Drinking Water and are not released as to the latter Public Water Systems and their Drinking Water. And if a Class Member is owned by one entity but is operated by a second entity that owns and/or operates multiple Public Water Systems, the Class Member’s decision not to opt out would result in releasing the second entity’s claims related to the Class Member and its Drinking Water but would not, by itself, result in releasing the claims of other Public Water Systems owned and/or operated by the second entity.

5 Under the Settlement Agreement, “Eligible Claimant” refers to a Public Water System that qualifies as a member of the Settlement Class, while “Class Member” means Eligible Claimant that does not opt out of the Settlement Class. See Settlement Agreement §§ 2.13 and 2.22.

EXHIBIT P

Memorandum:

The Parties’ Joint Interpretive Guidance on
Federally Recognized Indian Tribes and
Public Water Systems that They Own or Operate

This memorandum provides guidance on how the Settlement Agreement between Public Water Systems and Tyco Fire Products LP applies to federally recognized Indian Tribes and Public Water Systems that they own or operate.

The Settlement Agreement does not categorically exclude or otherwise afford differential treatment to Public Water Systems owned or operated by federally recognized Indian Tribes. While the Settlement Agreement expressly excludes from the class definition certain Public Water Systems owned by the federal government or by state governments, it contains no such exclusion for Public Water Systems owned or operated by Tribes. Indeed, the Settlement Agreement contains no provisions whatsoever specifically addressing or differentiating Public Water Systems owned or operated by Tribes.

The effect of the Settlement Agreement is therefore clear: If a Public Water System owned by a Tribe otherwise meets the Settlement Class definition, that system is an Eligible Claimant and, unless the system opts out, that system will be a Class Member and the Settlement will apply in the same manner as it does to every other Class Member. This result—inclusion in the Settlement with the option to opt out—pays respect to Tribal self-government and self-determination and provides Tribe-owned Public Water Systems with a degree of flexibility not afforded to the subset of federal- and state-owned systems that are categorically excluded from the Settlement.

If one Public Water System that is owned or operated by a federally recognized Indian Tribe and is an Eligible Claimant opts out (i.e., submits a Request for Exclusion) and thus does not become a Class Member, that action alone would not automatically result in all Eligible Claimants owned or operated (or owned and operated) by the same Tribe, opting out. The Settlement Agreement’s Exhibit D (Notice) expressly states:

[I]f you own or operate more than one Active Public Water System and are authorized to determine whether to submit Requests for Exclusion on those Active Public Water Systems’ behalf, you may submit a Request for Exclusion on behalf of some of those Active Public Water Systems but not the other(s). You must submit a Request for an Exclusion on behalf of each such Active Public Water System that you wish to opt out of the Settlement Class. Any Active Public Water System that is not specifically identified in a Request for Exclusion will remain in the Settlement Class

Likewise, as to the Release, if a federally recognized Indian Tribe that owns or operates (or owns and operates) multiple Public Water Systems becomes a Class Member as to some of them, but opts out as to others, that Tribe’s claims are released as to the former Public Water Systems and their Drinking Water and are not released as to the latter Public Water Systems and their Drinking Water. And if a Class Member is owned by one federally recognized Indian Tribe but is operated by an entity that owns and/or operates multiple Public Water Systems, the Class Member’s decision not to opt out would result in releasing that entity’s claims related to the Class Member and its Drinking Water but would not, by itself, result in releasing the claims of other Public Water Systems owned and/or operated by that entity.

Finally, the Parties’ mutual understanding is that a Release on behalf of a Tribe-owned Class Member, consistent with the terms of the Settlement Agreement, would not release a Claim that the Tribe might bring, in its sovereign capacity as a natural-resource trustee, for natural-resource damages that are wholly unrelated to Drinking Water or any Public Water System.

EXHIBIT Q

Memorandum:

The Parties’ Joint Interpretive Guidance on
Certain Release Issues

This memorandum provides guidance on certain issues relating to the interpretation of the release provisions in the Settlement Agreement between Public Water Systems and Tyco Fire Products LP.

1.     Paragraphs 12.1.2.1 and 12.1.2.2 of the Settlement Agreement describe certain Claims to which certain parts of the definition of the Release (at Paragraph 12.1.1(i)–(iii)) do not apply. Paragraph 12.1.2.1 provides in part:

Paragraph 12.1.1(i)–(iii) does not apply to a Class Member’s Claim related to the remediation, testing, monitoring, or treatment of real property to remove or remediate PFAS where (i) the Class Member owns or possesses real property and has legal responsibility to remove contamination from or remediate contamination of such real property; (ii) such real property is separate from and not related in any way to the Class Member’s Public Water System (such as an airport or fire training facility); . . . . (emphasis added)

Paragraph 12.1.2.2 provides in part:

Paragraph 12.1.1(i)–(iii) does not apply to a Class Member’s Claim related to the discharge, remediation, testing, monitoring, treatment, or processing of stormwater or wastewater to remove or remediate PFAS at its permitted stormwater system or permitted wastewater facility where (i) the Class Member owns or operates a permitted stormwater system or permitted wastewater facility; (ii) such facility is separate from and not related in any way to the Class Member’s Public Water System such as a separate stormwater or wastewater system that is not related in any way to a Public Water System); . . . .  (emphasis added)

It is the parties’ joint understanding that the words “separate from” and “not related in any way to” in the two clauses italicized above mean “separate from and not physically related to.”

    2.     Paragraph 2.7 of the Settlement Agreement defines the term “Claim” to include a claim for “contribution” or “indemnity.” Such a Claim is released only to the extent that it is within the definition of “Release” or “Released Claims” in Paragraph 12.1 of the Settlement Agreement. Accordingly, a Claim for contribution or indemnity that relates to matters that are excluded from the definition of Release or Released Claims (e.g., a Claim that falls within the exceptions in Paragraph 12.1.2 of the Settlement Agreement) is not released.

    3.     Paragraph 2.55(c) of the Settlement Agreement defines the term “Releasing Parties” to include, among others, “any past, present, or future administrators, agents, attorneys,

board members, counsel, directors, employees, executors, heirs, insurers, managers, members, officers (elected or appointed), predecessors, principals, servants, shareholders, subrogees, successors, trustees, water-system operators, and assignees or other representatives, of any of the foregoing in their official or corporate capacity.” It is the parties’ joint understanding that this language does not mean that such individual persons release personal Claims (i.e., for personal injury).